Exhibit 2

To Shareholders in the United States:

Both parties of the Share Exchange Agreement referred to in this document, Nidec Corporation and Nidec-Read Corporation, have been incorporated under the laws of Japan. This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.

Security Code: 6833

To our shareholders:	June 2, 2014

10 Tsutsumisoto-cho, Nishikyogoku, Ukyo-ku, Kyoto

Representative Director of the Board and President, Michio Kaida

Notice of Convocation of the 23rd Ordinary General Shareholders Meeting

Nidec-Read Corporation will hold its 23rd ordinary general shareholders meeting as described below. All shareholders are cordially requested to attend the meeting.

If you are unable to attend the meeting in person, you can exercise voting rights by returning the enclosed voting form by mail. If doing so, you are kindly requested to examine the enclosed reference materials for the ordinary general shareholders meeting and exercise your voting rights by 5:30 pm on Monday, June 16, 2014.

Very truly yours,

1.	Date and time	10 am on Tuesday, June 17, 2014
2.	Venue	1 Taimatsu-cho, Shiokoji-sagaru, HigashiHorikawa-dori, Shimogyo-ku, Kyoto City
Momiji Room, 2fl. Rihga Royal Hotel
(Please refer to the map for “Venue Map for Ordinary General Shareholders Meeting” on the last page of the document.)
3.	Matters for the meeting
Report Matters

1.  Reports on the Business Report, the Consolidated Financial Statements, and Reports by the Accounting Auditor and the Board of Auditors on their audits, for the 23rd fiscal period from April 1, 2013 to March 31, 2014

2. Reports Financial Statements for the 23rd fiscal period from April 1, 2013 to March 31, 2014
Resolution Matters
	Agenda No. 1	Approval for the Share Exchange Agreement
	Agenda No. 2	Election of seven Directors
	Agenda No. 3	Election of one Auditor

4. Other matters concerning the notice of the convocation

Of the Reference Materials for the ordinary general shareholders meeting of Proposed Resolution 1, the documents, “Provisions of Nidec’s Articles of Incorporation” and “Details of Nidec’s Financial Statements of the Most Recent Fiscal Year” are not covered in the documents attached hereto, as they are placed on the Company’s Website (http://www.nidec-read.co.jp/) in accordance with laws and ordinances and the provisions of Article 15 of the Articles of Incorporation of Nidec-Read Corporation.

If you attend the meeting in person, please submit the enclosed voting form at the reception desk on the day of the meeting.

If any revisions are made to the Reference Materials for the Ordinary General Shareholders Meeting, the Business Report, the Financial Statements, or the Consolidated Financial Statements, notice will be posted on the Nidec-Read Website (http://www.nidec-read.co.jp/).

(Documents submitted)

Business Report

(From April 1, 2013 to March 31, 2014)

I	Matters concerning the current state of the Group

1.	Business progress and results

The Japanese economy during the current fiscal year witnessed a corporate earnings improvement backed by positive effects from the government’s economic policies, and also steady performance in individual consumption with the rush of demand ahead of the consumption tax hike. On the other hand, some political and economic factors overseas, such as the financial crisis in Europe, concerns over the economic slump in the U.S. and China, and the political instability in Ukraine and its impacts on the global economy, still hover as downside risks on the outlook of the Japanese economic growth.

Under such circumstances, inspection equipment for semiconductor package boards and printed circuit boards, Nidec-Read’s core products, marked a robust performance thanks to market expansion in areas of smartphones and tablet personal computers, bolstering Nidec-Read’s sales as a driving force. Touch panel inspection equipment that Nidec-Read’s focuses on as a front line product in new fields keeps on showing strong performance with a boost in sales, while optical inspection equipment and test systems for MEMS probe related and vehicle parts also contributed to a rise in sales. As a result, net sales in the current fiscal year marked a record high, exceeding the initial forecast.

On the other hand, the product field related to smart phones and tablet personal computers, etc., the main field driving Nidec-Read’s sales, has expanded product lineups with a wider range of prices from high to low ends, and new companies are actively entering into the markets. Because the constant demands for new developments impose a significant burden of research and development costs and the sale and profits are materially affected by short-term changes of demand for test equipment, it is a pressing management issue for Nidec-Read to secure stable profits. Therefore, Nidec-Read needs to establish a business portfolio which is not exclusively dependent on the main products and to enhance new test fields such as touch panels, semiconductors and vehicle installation products, etc.as new growth areas.

Under this situation, Nidec-Read resolved to enter into a share exchange agreement with Nidec Corporation by which Nidec-Read will become a wholly owned subsidiary of Nidec Corporation. The agreement will come into effect on October 1, 2014. By making Nidec-Read a wholly owned subsidiary of Nidec Corporation, the integration of the Group will be enhanced, enabling more prompt decision-makings, more effective use of management resources, and drastic mergers and acquisitions and capital investments, thereby, both Nidec-Read and the Nidec Group can achieve the further elevation of corporate values.

As a consequence of the aforementioned, Nidec-Read posted increases both in sales and earnings. The operating results and the year-on-year changes (%) are: consolidated net sales of ¥14,865 million or a 18.1% increase, consolidated operating income of ¥2,395 million or a 13.0% increase, ordinary income of ¥2,486 million or a 7.7% increase, and net income of ¥1,695 million, or a 23.1% increase.

Business results by segment are as follows.

In the inspection equipment markets by segment in the current fiscal year, growing demand for capital investments related to smart phones and tablet personal computer products, etc. became a driving factor to boost sales. In particular, sales in Japan, Taiwan and China posted strong sales growth. The results in terms of earnings, however, did not grow further mainly due to deteriorated product efficiency caused by short-term fluctuations in demand as well as increased costs for the release of new products, although measures for sales expansion and reductions in sales costs and operating expenses, etc. were carried out.

Segment	Net sales (¥million)	YoY (%)	Segment Income (¥million)	YoY (%)
Japan	12,606	11.4	1,284	4.4
Taiwan	2,073	36.9	526	64.1
Korea	2,391	0.6	179	Δ51.6
China	2,672	22.4	333	29.9
Thailand	317	22.4	Δ10	—
Canada	303	—	42	—

(Notes) 1.	Nidec-Read is operated with one single business of manufacturing and sales of tests systems used for measuring the quality of electronic circuit components as parts of semiconductor packages, printed circuit boards, etc. The manufacturing and sales operating structure comprise segments by countries/locations.
2.	The above figures include inter-company transactions.
3.	The segment, “Canada” has been added, as Nidec-Read Inspection Canada Corporation became a part of the consolidated subsidiaries from the current fiscal year.
4.	The description “-” in the category of YoY (%) represents a case where results in the current or previous fiscal years are minus or zero.

2.	State of capital investments

The combined capital investments on a consolidated basis in the current fiscal year amounted to ¥300 million, which is appropriated mainly for the purchase of tools, equipment and fixtures for manufacturing, research and development.

3.	State of fund raising

For funds for investments, etc. in the current fiscal year, funds on hand were appropriated. There were no funds procured through capital increase, issuance of corporate bonds, and borrowings during the current fiscal year.

4.	State of assets and profit/losses

(1)	Changes in the Group’s assets and profit/losses

Category	20th Period (Apr. 2010 – Mar. 2011)	21st Period (Apr. 2011 – Mar. 2012)	22rd Period (Apr. 2012 – Mar. 2013)	23rd Period (Apr. 2013 – Mar. 2014)
Net Sales (¥million)	12,780	9,813	12,584	14,865
Operating Income (¥million)	2,436	1,540	2,119	2,395
Ordinary Income (¥million)	2,385	1,479	2,308	2,486
Net Income (¥million)	1,553	930	1,377	1,695
Net Income per Share (¥)	110.98	66.46	98.37	121.09
Total Assets (¥million)	12,996	11,826	15,542	16,737
Net Assets (¥million)	8,776	9,318	10,780	12,333
Net Assets per Share (¥)	615.98	651.49	748.85	855.22

(Notes) Figures in million yen are stated by rounding down figures below one million yen.

(2)	Changes in Nidec-Read’s assets and profit/losses

Category	20th Period (Apr. 2010 – Mar. 2011)	21st Period (Apr. 2011 – Mar. 2012)	22rd Period (Apr. 2012 – Mar. 2013)	23rd Period (Apr. 2013 – Mar. 2014)
Net Sales (¥million)	11,468	8,341	11,165	12,462
Operating Income (¥million)	1,632	652	1,176	1,230
Ordinary Income (¥million)	1,603	713	1,365	1,410
Net Income (¥million)	979	436	728	924
Net Income per Share (¥)	69.94	31.20	52.03	66.01
Total Assets (¥million)	11,239	9,518	11,939	12,068
Net Assets (¥million)	7,129	7,216	7,496	7,999
Net Assets per Share (¥)	509.27	515.50	535.47	571.42

(Notes) Figures in million yen are stated by rounding down figures below one million yen.

5.	Issues to be addressed

(1)	The industry fields for semiconductor packages and printed circuit boards drive global markets by placing their manufacturing hubs in the Asia region. As an Asian strategy with an eye on global markets, Nidec-Read will carry out more effective investments in holding technologies, human resources and financial ability, and also consider measures to reinforce promptly-effective business activities including business alliances and mergers and acquisitions for exploring new products, new markets and new customers.

(2)	In overseas operation sites in Taiwan, Korea, China and Thailand, while expanding sales there is vital, it becomes increasingly important to manufacture products with the same quality as those manufactured in Japan. In these markets, shortening delivery period and lowering product prices are also being accelerated, posing growing business risks on the current structure of being exclusively dependent on domestic operations in material procurement and manufacturing. To overcome such risks, Nidec-Read plans to locate a manufacturing hub for test systems in China in order to strengthen manufacturing structure in the aspects of material procurement, production and shipment, thereby enabling to reduce manufacturing costs further.

(3)	In manufacturing of jig products which are consumable supplies, Nidec-Read will further reinforce the current manufacturing structures of both Japan and overseas in Taiwan, Korea, China and Thailand to meet customers’ requests calling for quick delivery. In addition, for factories at customers’ sites which are located in various areas both in Japan and countries of Asia, we will establish more efficient support systems to meet customers’ daily requests on maintenance.

(4)	Aiming at acquiring inspection technologies for next generation products and dominating new inspection markets, Nidec-Read has been working on commercializing inspection probe equipment applied with Micro Electro Mechanical Systems technology (MEMS technology) and three dimension visual test systems using optical technology. As these inspection equipment products are expected to be demanded for applied use in semiconductor inspection markets, in addition to the current demands in semiconductor packages and printed circuit boards, Nidec-Read will strive for exploring new markets to widen product use.

(5)	As a member of the Group companies of Nidec Corporation which is listed on the New York Stock Exchange, Nidec-Read will maintain and strengthen its governance structures for business management, risk controls including compliance, etc., and information disclosures to satisfy global standards. In addition, considering the implementation of the International Finance Reporting Standards in future, Nidec-Read will work on the system development within the Group.

6.	Major business lines (as of March 31, 2014)

Nidec-Read is engaged in all lines of development, manufacturing, and sales and associated repair and maintenance services of quality inspection equipment, such as printed circuit boards, semiconductor packages, LED, flat panel displayers including touch panels and liquid crystal panels, etc.

7.	Main offices and factories (as of March 31, 2014)

(1)	Nidec-Read

Head Office/Factory (Kyoto Prefecture)
Nidec-Read Corporation	Tokyo Office (Tokyo Prefecture)
Nagoya Office (Gifu Prefecture)

(2)	Subsidiaries

Nidec-Read Taiwan Corporation	Head Office/Factory (Taoyuan County, Taiwan)
Nidec-Read Korea Corporation	Head Office/Factory (Cheongju City, Korea)
Nidec-Read (Zhejiang) Corporation	Head Office/Factory (Pinghu City, China)
LuzCom Inc.	Head Office (Kyoto Prefecture)
Nidec-Read (Thailand) Co., Ltd.	Head Office/Factory (Chachoengsao, Thailand)
Nidec-Read Inspection Canada Corporation	Head Office/Factory (Quebec, Canada)

8.	Employees (as of March 31, 2014)

Category	No. of Employees	YoY
Nidec-Read	241	Increase by 19
Subsidiaries	494	Decrease by 7
Total	735	Increase by 12

(Notes) 1.	The number of employees represents the number of regular employees and do not include the temporary workers.
2.	The above increase is mainly due to strengthening in production structure.

9.	Major lenders (as of March 31, 2014)

N/A

10.	Policies for determining dividends of surplus, etc.

In line of the basic policy that adequate distribution of earnings is a social mission and responsibility as a corporation, Nidec-Read strives for improvement in dividend payments, maintaining stable dividend and reflecting the state of earnings, with the medium- and long-term business plan taken into account. Nidec-Read aims at earnings improvement by using its internal reserves for further strengthening corporate base and enhancing business development more proactively.

Following the aforementioned policy as well as the consideration of the operating results for the second-half fiscal period, the financial position, the payout ratio, and the earnings level, etc., Nidec-Read will implement the dividend payment of ¥15 per share at the end of the current fiscal year. Accordingly, annual dividends including the last interim dividend of ¥15 will be ¥30 per share.

11.	State of the important parent company and its subsidiaries

(1)	Relationship with the parent company

The parent company of Nidec-Read is Nidec Corporation, which holds the voting right of 65.6% (including 9,179 thousand shares which account for 7.4% of the contribution to its retirement benefit trust account). In addition, Nidec-Read and Nidec Corporation has mutual transactions such as transactions related to property rent, etc.

(2)	State of important subsidiaries

Company Name	Capital	Voting right ratio	Major business lines
Nidec-Read Taiwan Corporation	15 million NTD	100.0%	Manufacturing and sales of testing equipment, etc.
Nidec-Read Korea Corporation	300 million WON	80.0%	Manufacturing and sales of testing equipment, etc.
Nidec-Read (Zhejiang) Corporation	1.75 million USD	100.0%	Manufacturing and sales of testing equipment, etc.
LuzCom Inc.	100 million YEN	100.0%	Manufacturing and sales of parts related to testing equipment, etc.
Nidec-Read (Thailand) Co., Ltd.	33 million THB	94.5%	Manufacturing and sales of parts related to testing equipment, etc.
Nidec-Read Inspection Canada Corporation	1.3 million CAD	100.0%	Development of testing equipment, etc.

(Notes)	Nidec-Read Inspection Canada has been added from the current fiscal year, as the subsidiary becomes more significant to the Group.

12.	Significant matters concerning the current state of other companies in the group

N/A

II	Matters concerning shares

State of shares (as of March 31, 2014)

1. Number of authorized shares:	24 million shares
2. Number of outstanding shares:	14 million shares
3. Number of shareholders:	1,583	(decrease by 17 from the end of the previous fiscal year)
4. Minimum size of a trading lot:	100 shares
5. Largest shareholders (top 10)

Name of shareholder	Shareholding (thousand shares)	Percentage of shareholding
Nidec Corporation	8,149	58.21%
Japan Trustee Services Bank, Ltd. (Sumitomo Mitsui Trust Bank, Limited.as Master Trust Bank, Nidec Corporation Retirement Benefits Trust Account)	1,030	7.36%
Shigenobu Nagamori	750	5.36%
Japan Trustee Services Bank Ltd. (Trust Account)	614	4.39%
Nidec-Read Corporation Employees Stock Ownership	298	2.13%
The Master Trust Bank of Japan, Ltd. (Trust Account)	244	1.75%
The Bank of Kyoto Ltd.	230	1.64%
SN Kosan, Ltd.	210	1.50%
Takebishi Corporation	141	1.01%
Dai-Ichi Life Insurance Company Limited (Pension Special Account)	118	0.85%

(Notes) 1.	The above shareholdings are represented by rounding down figures below one thousand shares.
2.	Treasury shares (552 shares) are excluded in the calculation of the above shareholding ratios.

III	Matters concerning subscription rights to shares

N/A

IV	Matters concerning Directors and Auditors

1.	Directors and Auditors (as of March 31, 2014)

Position	Name	In charge or significant concurrent positions
Chairman of the Board of Directors	Shigenobu Nagamori

Nidec Corporation, President, Representative Director and Chief Executive Officer

Nidec Copal Electronics Corporation, Chairman of the Board

Nidec Sankyo Corporation, Chairman of the Board

Nidec-Shimpo Corporation, Chairman of the Board

Representative Director of the Board and President	Michio Kaida

Nidec-Read Taiwan Corporation, Chairman of the Board

Nidec-Read Korea Corporation, President and Representative Director

Nidec-Read (Zhejiang) Corporation, Chairman of the Board

LuzCom Inc., President and Representative Director

Nidec-Read (Thailand) Co., Ltd., President and Representative Director

Nidec-Read Inspection Canada Corporation, Representative Director and Chief Executive Officer

Director, Senior Executive Officer,	Tadashi Matsumoto

General Manager of Control Division, Manager of General Affairs and Chief Officer of Business Strategy Division

LuzCom Inc., Director

Nidec-Read (Thailand) Co., Ltd., Director

Nidec-Read Inspection Canada Corporation, Auditor

Director, Managing Executive Officer	Genzo Arakawa

General Manager of Production Management Division, Manager of Procurement Division

Nidec-Read Taiwan Corporation, Director

Nideec-Read (Zhejiang) Corporation, Director

Nidec-Read Inspection Canada Corporation, Director

Director, Executive Officer	Masahiro Kawata	General Manager of Sales Division Nidec-Read Taiwan Corporation, Director Nidec-Read Inspection Canada Corporation, Director

Director	Akira Sato

Nidec Corporation, Executive Vice President and Executive Officer

Nidec Copal Corporation, Director

Nidec Tosok Corporation, Director

Nidec Copal Electronics Corporation, Director

Nidec Sankyo Corporation, Director

Nidec Techno Motor Corporation, Director

Nidec-Shimpo Corporation, Director

Nidec Servo Corporation, Director

Nidec Seimitsu Corporation, Director

Director	Yoshihisa Kitao

Nidec Corporation, Executive Officer

Nidec Copal Corporation, Director

Nidec Tosok Corporation, Director

Nidec Copal Electronics Corporation, Director

Nidec Sankyo Corporation, Director

Nidec Techno Motor Corporation, Director

Nidec-Shimpo Corporation, Director

Nidec Servo Corporation, Director

Nidec Logistics Corporation, Director

Nidec Seimitsu Corporation, Director

Nidec Machinery Corporation, Director

Nidec Global Service Corporation, Director

Nidec Elesys Corporation, Auditor

Position	Name	In charge or significant concurrent positions
Fulltime Auditor	Masanori Endo	Nidec-Read Taiwan Corporation, Auditor Nidec-Read Korea Corporation, Auditor Nidec-Read (Zhejiang) Corporation, Auditor LuzCom Inc., Auditor Nidec-Read (Thailand) Co., Ltd., Auditor

Auditor	Tetsuo Inoue

Nidec Corporation, Fulltime Auditor

Nidec Copal Corporation, Auditor

Nidec Tosok Corporation, Auditor

Nidec Copal Electronics Corporation, Auditor

Nidec Sankyo Corporation, Auditor

Nidec Techno Motor Corporation, Auditor

Nidec-Shimpo Corporation, Auditor

Nidec Servo Corporation, Auditor

Nidec Logistics Corporation, Auditor

Nidec Seimitsu Corporation, Auditor

Nidec Machinery Corporation, Auditor

Nidec Global Service Corporation, Auditor

Auditor	Ryuichi Tanabe	Nidec Corporation, Fulltime Auditor

Auditor	Takuo Yasui	Nidec Corporation, Executive Officer Nidec Global Service Corporation, Auditor

Auditor	Jiichi Kunimatsu	Representative of Kunimatsu Lawyer’s Office

Notes: 1.	Directors, Mr. Akira Sato and Mr. Yoshihisa Kitao, are outside Directors.
2.	Fulltime Auditor, Mr. Masanori Endo, and Auditors, Mr. Tetsuo Inoue, Mr. Ryuichi Tanabe, Mr. Takuo Yasui, and Mr. Jiichi Kunimatsu are outside auditors.
3.	Director, Mr. Akira Sato is also at the positions of Board Member and Executive Vice President of Nidec Corporation, Nidec-Read’s parent company. He has depth of knowledge and expertise in business management with work experiences as a manager supervising overseas subsidiaries and affiliated companies in manufacturing business long years.
4.	Director, Mr. Yoshihisa Kitao is at the positions of Vice President and Manager of Controls for affiliated companies of Nidec Corporation, Nidec-Read’s parent company. He has served as an advisor on business management of Nidec Group. He is well versed in business management.
5.	Auditor, Mr. Masanori Endo has the work experience in financial institutions long years, and depth of knowledge and expertise in finance and accounting.
6.	Auditor, Mr. Tetsuo Inoue is a Fulltime Auditor of Nidec Corporation, Nidec-Read’s parent company. He is well versed in finance and accounting with long-year services in financial institutions.
7.	Auditor, Mr. Ryuichi Tanabe serves as a Fulltime Auditor of Nidec Corporation, Nidec-Read’s parent company. He has the background of having worked as a diplomat in many countries in the world. He has gained extensive and global perspective with seasoned business experience.
8.	Auditor, Mr. Takuo Yasui is at the position of Executive Officer of Nidec Corporation, Nidec-Read’s parent company. He is well versed in finance and accounting.
9.	Auditor, Mr. Jiichi Kunimatsu is qualified as an attorney and has depth of knowledge and expertise in legal affairs. Nidec-Read designated him as Independent Director who is registered in the Tokyo Stock Exchange in accordance with its provisions.

10.	The transfers of Directors and Auditors are as follows.

(1)	Appointment

At the 22nd ordinary general shareholders meeting held on June 24, 2013, Mr. Akira Sato and Mr. Yoshihisa Kitao were newly elected and appointed as Directors, and Mr. Takuo Yasui was newly elected and appointed as Auditor.

(2)	Retirement

Upon the closing of the 22nd ordinary general shareholders meeting held on June 24, 2013, Mr. Kiyoshi Numata and Mr. Minoru Kato retired from the position of Director, and Mr. Akira Sato from the position of Auditor.

(3)	State of In charge and important concurrent positions

Changes as of April 1, 2014 are as follows.

Position	Name	In charge or significant concurrent positions
Representative Director of the Board and President	Michio Kaida

Nidec-Read Taiwan Corporation, Chairman of the Board

Nidec-Read Korea Corporation, Director

Nidec-Read (Zhejiang) Corporation, Chairman of the BoardLuzCom Inc., Director

Nidec-Read (Thailand) Co., Ltd., Director

Nidec-Read Inspection Canada Corporation, Director

Director, Senior Executive Officer	Tadashi Matsumoto

General Manager of Controls Division

Nidec-Read Taiwan Corporation, Director

Nidec-Read Korea Corporation, Director

Nidec-Read (Zhejiang) Corporation, Director

LuzCom Inc., Director

Nidec-Read (Thailand) Co., Ltd., Director

Nidec-Read Inspection Canada Corporation, Auditor

Director, Managing Executive Officer	Genzo Arakawa	Nidec-Read Inspection Canada Corporation, Representative Director and President

Director	Akira Sato	Nidec Copal Corporation, Representative Director and Chairman of the Board

2.	Total amount of remuneration for Directors and Auditors, etc.

Category	Number of persons received remuneration	Remuneration amount paid for the current fiscal year
Director	6	¥89,352 thousand
Auditor	2	¥11,610 thousand
Total	8	¥100,962 thousand

(Notes): 1.	The limits of remuneration paid to Directors and to Auditors is ¥180 million or below, ¥20 million per year respectively, which was resolved at the 16th ordinary general shareholders meeting held on June 21, 2007.
2.	The numbers of Directors and Auditors as of March 31, 2014 are seven Directors and five Auditors.
3.	The above number of persons and the amount paid include two Directors who retired due to the expiry of the term upon the closing of the 22nd ordinary general shareholders meeting held on June 24, 2013.

3.	Matters concerning Outside Directors and Outside Auditors

(1)	Relationship with companies where important concurrent positions are taken (as of March 31, 2014)

Name	Position	State of important concurrent positions
Akira Sato	Director

Nidec Corporation (*2), Board Member, Executive Vice President

Nidec Copal Corporation (*3), Outside Director

Nidec Tosok Corporation (*3), Outside Director

Nidec Copal Electronics Corporation (*3), Outside Director

Nidec Sankyo Corporation (*3), Outside Director

Nidec Techno Motor Corporation (*3), Outside Director

Nidec-Shimpo Corporation (*3), Outside Director

Nidec Servo Corporation (*3), Outside Director

Nidec Seimitsu Corporation (*3), Outside Director

Yoshihisa Kitao	Director

Nidec Corporation (*2), Vice President

Nidec Copal Corporation (*3), Outside Director

Nidec Tosok Corporation (*3), Outside Director

Nidec Copal Electronics Corporation (*3), Outside Director

Nidec Sankyo Corporation (*3), Outside Director

Nidec Techno Motor Corporation (*3), Outside Director

Nidec-Shimpo Corporation (*3), Outside Director

Nidec Servo Corporation (*3), Outside Director

Nidec Logistics Corporation (*3), Outside Director

Nidec Seimitsu Corporation (*3), Outside Director

Nidec Machinery Corporation (*3), Outside Director

Nidec Global Service Corporation (*3), Outside Director

Nidec Elesys Corporation (*3), Outside Director

Masanori Endo	Fulltime Auditor

Nidec-Read Taiwan Corporation (*1), Auditor

Nidec-Read Korea Corporation (*1), Auditor

Nidec-Read (Zhejiang) Corporation (*1), Auditor

LuzCom Inc. (*1), Auditor

Nidec-Read (Thailand) Co., Ltd. (*1), Auditor

Tetsuo Inoue	Auditor

Nidec Corporation (*2), Full Time Auditor

Nidec Copal Corporation (*3), Outside Auditor

Nidec Tosok Corporation (*3), Outside Auditor

Nidec Copal Electronics Corporation (*3), Outside Auditor

Nidec Sankyo Corporation (*3), Auditor

Nidec Techno Motor Corporation (*3), Outside Auditor

Nidec-Shimpo Corporation (*3), Auditor

Nidec Servo Corporation (*3), Outside Auditor

Nidec Logistics Corporation (*3), Auditor

Nidec Seimitsu Corporation (*3), Outside Auditor

Nidec Machinery Corporation (*3), Outside Auditor

Nidec Global Service Corporation (*3), Outside Director

Name	Position	State of important concurrent positions
Ryuichi Tanabe	Auditor	Nidec Corporation (*2), Full Time Auditor

Takuo Yasui	Auditor	Nidec Corporation (*2), Vice President Nidec Global Service Corporation (*3), Outside Auditor

Jiichi Kunimatsu	Auditor	Representative of Kunimatsu Lawyer’s Office

(Notes) 1.	Of the companies where Outside Directors or Outside Auditors are at the concurrent positions, (*1) represents subsidiaries of Nidec-Read, (*2) and (*3) are the parent company of Nidec-Read and subsidiaries (excluding Nidec-Read and subsidiaries of Nidec-Read) of the parent company of Nidec-Read respectively.
2.	There is no special relationship between Nidec-Read and Kunimatsu Lawyer’s Office at which Mr. Kunimatsu acts as the representative.

(2)	State of Outsider Directors’ attendance in the Board of Directors’ meetings and their comments and opinions

Name	State of attendance (No. of attendance) in the Board of Directors’ meetings	State of comments and opinions
Akira Sato	11	Comments and opinions were made as a specialist in business management

Yoshihisa Kitao	11	Comments and opinions were made as a specialist in business management

(Notes) 1.	The number of the Board of Directors’ meetings held during the current fiscal year was 15.
2.	At the 22nd ordinary general shareholders meeting held on June 24, 2013, Mr. Akira Sato and Mr. Yoshihisa Kitao were newly elected and appointed as Directors. The number of the Board of Directors’ meetings held on and after June 24, 2013 till the end of the current fiscal year was 11.

(3)	State of Outside Auditors’ attendance in the Board of Directors’ meetings and the Board of Auditors’ meetings

Name	State of attendance (No. of attendance)		State of comments and opinions
	Board of Directors’ meetings	The board of auditors
Masanori Endo	15	14	Comments and opinions are made as a specialist in finance and accounting.
Tetsuo Inoue	14	14	Comments and opinions are made as a specialist in finance and accounting.
Ryuichi Tanabe	15	14	Comments and opinions are made as a specialist in overseas business.
Takuo Yasui	11	10	Comments and opinions are made as a specialist in finance and accounting.
Jiichi Kunimatsu	14	12	Comments and opinions are made as a specialist in laws.

(Notes) 1.	The numbers of the Board of Directors’ meeting and the Board of Auditors’ meeting held during the current fiscal year were 15 and 14 respectively.
2.	At the 22nd ordinary general shareholders meeting held on June 24, 2013, Mr. Takuo Yasui was newly elected and appointed as Outside Auditor. The numbers of the board of Directors’ meeting and the Board of Auditors’ meeting held on and after June 24, 2013 till the end of the current fiscal year were 11 and 10 respectively.

(4)	Matters concerning a contract for the limitation of responsibility

N/A

(5)	Total remuneration, etc. paid to Outside Directors and Outside Auditors

No. of Outside Directors and Outside Auditors: 2             Amount: ¥11,610 thousand

(6)	Total Remuneration, etc. paid by Nidec-Read’s parent company or subsidiaries of Nidec-Read’s parent company

No. of Outside Directors and Outside Auditors: 3             Amount: ¥63,620 thousand

V	Matters concerning an accounting auditor

1.	Name or corporate name of an accounting auditor

PricewaterhouseCoopers Kyoto

2.	Summary of a contract for the limitation of responsibility

Nidec-Read did not have any individual contracts for the limitation of responsibility with the accounting auditor.

3.	Remuneration, etc. paid to an accounting auditor

(1)	Audit fees, etc. paid to the accounting auditor

PricewaterhouseCoopers Kyoto Amount: ¥27,150 thousand

(2)	Total amount of cash and other property benefit to be paid by Nidec-Read or Nidec-Read’s subsidiaries

PricewaterhouseCoopers Kyoto Amount: ¥27,150 thousand

(Notes)	The amount in the above (1) includes audit fees calculated based on the Financial Instruments and Exchange Act, because the audit contract between Nidec-Read and the accounting auditor does not categorize audit fees to be calculated based on the Companies Act and on the Financial Instruments and Exchange Act respectively.

4.	Policies to determine the dismissal or refusal of the reappointment of an accounting auditor

In addition to Nidec-Read’s own reasons, if the accounting auditor is judged to have violated or conflicted with the Companies Act, the Certified Public Accountant Law, and other laws and ordinances, or have performed conduct against public order and morals, Nidec-Read will consider the dismissal or refusal of the reappointment of the accounting auditor.

In case the dismissal or refusal of the reappointment of the accounting auditor is judged as appropriate, the matter will be submitted to the Board of Directors as a decision matter on “the Dismissal or Refusal of the Reappointment of the Accounting Auditor” at a Shareholders meeting, in accordance with the rules of the Board of auditors, and the Board of Directors will then discuss the matter.

5.	State of audits of financial statements of Nidec-Read’s subsidiaries by certified public accountants or audit firms other than Nidec-Read’s accounting auditor

Financial statements of Nidec-Read’s subsidiaries, which are Nidec-Read Taiwan Corporation, Nidec-Read Korea Corporation, Nidec-Read (Zhejiang) Corporation, Nidec-Read (Thailand) Co., Ltd. and Nidec-Read Inspection Canada Corporation, are audited by certified public accountants or audit firms (including parties holding the equivalent qualifications) other than Nidec-Read’s accounting auditor. Their audits are conducted in accordance with the Companies Act or the Financial Instruments and Exchange Act (including laws and ordinances of their countries being equivalent to those laws).

VI	Systems to ensure appropriateness of business operations

Nidec-Read establishes basic policies to formulate internal controls through resolutions by the Board of Directors, thereby, maintaining and improving effectiveness of internal controls. To ensure appropriateness of business operations in compliance with the Companies Act and the Ordinance for Enforcement of Companies Act, Nidec-Read established following items through resolutions by the Board of Directors.

1.	Systems to ensure that directors and executive officers perform their duties and responsibilities properly in compliance with laws and ordinances as well as the articles of incorporation

(1)	Nidec-Read shall establish appropriate compliance systems which ensure compliance with laws and ordinances, various regulations, internal rules and standards, codes of ethics, etc., and enhance augmenting Nidec-Read’s trust from communities as well as raising directors’, executive officers’, and employees’ ethical consciousness, thereby, establishing corporate sincerity

(2)	Compliance rules shall be established to specify Nidec-Read’s basic views on compliance, compliance organization and administration methods, etc., and construct compliance systems with enhancement of compliance awareness through appropriate business execution by observing laws and ordinances, the continuous verification of the execution procedures and improvement.

(3)	Risk Management Committee shall be in place under the Board of Directors and be responsible for developing annual risk management policies. Following the annual risk management policies, each division head shall prepare detail annual schedules to implement codes of conduct and carry out the implementation with responsibility for full implementation, follow-up, and reporting. Risk Management Committee shall provide support to divisions and collects progress reports from them. Management Control Audit Division shall be in place for auditing the system development state.

(4)	As a part of compliance promotion activities, compliance trainings shall be implemented under the administration by General Affairs Division. In addition, codes of conduct which specify seven articles shall be in place with full assurance of awareness within each division.

(5)	To ensure thorough compliance, a whistleblower system shall be established for protecting reporters.

(6)	Any violations of compliance rules shall be reported or informed to Risk Management Committee for investigations and prevention measures shall be developed. In particular, prevention measures should be emphasized on any wrongful acts which were conducted by management members, employees or third parties, and caused false representation in financial statements. Compliance violation cases shall be brought to Disciplinary Committee and the Board of Directors for discussion and decision.

2.	System concerning the safekeeping and control of information pertaining to Directors’ and Executive Officers’ roles and responsibilities.

Documents pertaining to Directors’ and Executive Officers’ roles and responsibilities shall be retained with specification of retention period, following the “Rules of Document Controls” established separately. Auditors are allowed to access and view the documents anytime.

3.	Rules for controls of risks of losses, and Other systems

(1)	Nidec-Read shall establish the “Risk Control Rules” and Risk Management Committee to ensure appropriate placement of risk controls. Risk Management Committee shall become a direct report to the Board of Directors and develop annual risk management policies and plans. The policies and plans shall be informed to each division, where a division head shall be responsible for preparation of detail schedules and action plans and the implementation to ensure proper risk controls, follow-up actions, and reporting of results. Management Control Office shall audit the development state of the risk control management system.

(2)	In addition to the “Risk Control Rules” established for daily risk controls, the “Crisis Management Rules” shall be established to prepare for cases when risks became apparent and countermeasures needs to be executed.

4.	Systems to ensure that directors’ roles and responsibilities shall be performed efficiently

(1)	As a basis for the “systems to ensure that directors’ roles and responsibilities shall be performed efficiently, an Executive Officer System shall be established and business execution authority shall be delegated to an executive officer. The Board of Directors shall determine important matters pertaining to Nidec-Read’s management policies, strategies, etc., perform election and dismissal of an executive officer and supervise his or her performance.

(2)	As a basis for an annual business plan, Nidec-Read shall develop a medium-term business plan to realize a long-term vision set as specific numerical and qualitative goals. The annual plan shall be prepared and determined with consideration of viability as a medium-term goal, consistency with a long-term vision, challenges and risks to overcome for achievement. The plan shall be reviewed regularly in light of market situations and the progress of the plan, and maintained.

(3)	To improve management efficiency and transparency through clarity of authority relationship in making judgments and decisions on operation processes, Nidec-Read shall establish the “Approval Rules” which specify approval matters and procedures.

(4)	Nidec-Read shall ensure that each division shall be responsible for sufficient collection of essential information and speedy circulation of the gathered information to relevant divisions to be informed. Important information shall be reported or shared in an extremely expedited manner at a weekly risk meeting. Meeting minutes of a risk meeting shall be distributed to each division head every time for the use of daily operations. On a needed-basis, important information shall be brought to Management Committee for sharing and broader discussion.

5.	Systems to ensure that employees shall perform their duties and responsibilities in compliance with laws and ordinance and the Articles of Incorporation.

(1)	Nidec-Read shall establish appropriate compliance systems which ensure compliance with laws and ordinances, various regulations, internal rules and standards, codes of ethics, etc. and enhance augmenting Nidec-Read’s trust from communities as well as raising Directors’, Executive Officers’ and employees’ ethical consciousness, thereby, establishing corporate sincerity

(2)	Compliance rules shall be established to specify Nidec-Read’s basic views on compliance, compliance organization and administration methods, etc., and construct compliance systems with enhancement of compliance awareness through appropriate business execution by observing laws and ordinances, the continuous verification of the execution procedures and improvement.

(3)	Risk Management Committee shall be in place under the Board of Directors and be responsible for developing annual risk management policies. Following the annual risk management policies, each division head shall prepare detail annual schedules to implement codes of conduct and carry out the implementation with responsibility for full implementation, follow-up, and reporting. Risk Management Committee shall provide support to divisions and collects progress reports from them. Management Control Audit Division shall be in place for auditing the system development state.

(4)	As a part of compliance promotion activities, compliance trainings shall be implemented under the administration by General Affairs Division. In addition, codes of conduct which specify seven articles shall be in place with full assurance of awareness within each division.

(5)	To ensure thorough compliance, a whistleblower system shall be established for protecting reporters.

(6)	Any violations of compliance rules shall be reported or informed to Risk Management Committee for investigations and prevention measures shall be developed. In particular, prevention measures should be emphasized on any wrongful acts which were conducted by Directors, Executive Officers, employees or third parties, and caused false representation in financial statements. Compliance violation cases shall be brought to Disciplinary Committee and the Board of Directors for discussion and decision.

6.	Systems to ensure appropriateness of business operations in the Group which comprise Nidec-Read, its parent company, and its subsidiaries

(1)	Some of Directors or Executive Officers of the parent company shall take concurrent positions as Directors or Executive officers of Nidec-Read, and attend a management meeting of Nidec-Read, and thereby, the Group’s policies and information shall be shared and communicated more efficiently.

(2)	To perform corporate governance as a whole group, each division of the head office shall provide guidance and support to construct internal control systems as the entire group, as well as perform administration and audit for proper and efficient operations in compliance with laws.

(3)	Management Control Audit Division shall perform internal audits of Nidec-Read and its subsidiaries, and provide guidance on measures to improve operations as well as practical support and advice for actual implementation.

7.	Matters concerning personnel who was hired to assist an auditor based on his/her request

Following the Board of Auditors’ request, Management Control Audit Division shall the Auditor’s requests and report the results to the Board of Auditors.

8.	Matters concerning the independence of the personnel stated in the preceding paragraph from Directors and Executive Officers

In internal audits, the personnel stated in the preceding paragraph shall assist the Auditor’s assignment under his/her instructions. Reports provided by the personnel shall not be unfairly constrained by Directors or Executive officers.

9.	Systems for reporting by Directors, Executive Officers, or employees to Auditors, and Other systems concerning reporting to Auditors

Directors, Executive Officers, and employees shall report matters on following items to the Board of Auditors in a speedy manner. They are: legal matters; matters which are deemed to affect the whole company; status on on-going audits, reporting status and contents on the whistleblower system. The reporting methods shall be determined through discussion among Directors, Executive Officers and Auditors.

10.	Other systems to ensure that audits by Auditors are performed effectively

(1)	Auditors shall exchange views and opinions with the management team and confirm appropriateness of business operations

(2)	Auditors shall attend the Board of Directors’ meetings, management meetings, and other important meetings, and shall grasp the state of business execution.

(3)	Auditors shall visit operation sites and conduct business audit, 3Q6S audits, and other necessary audits.

(4)	Auditors shall endeavor to cooperate with the accounting auditor to elevate the effectiveness of audit operations.

Consolidated Balance Sheet

(As of March 31, 2014)

(Unit: thousand yen)

Assets
Category	Amount
Current assets	13,579,194
Cash & deposits	3,458,113
Notes and accounts receivables	5,886,177
Merchandise and finished goods	613,855
Work in process	1,869,546
Raw materials and supplies	1,083,768
Deposits	107,482
Deferred tax assets	122,971
Other	448,603
Allowance for doubtful receivables	Δ11,323

Fixed assets	3,157,923
Tangible fixed assets	2,044,854
Buildings and structures	81,746
Machinery equipment and vehicles	1,582,965
Tools, furniture and fixtures	165,949
Lease assets	67,398
Construction in progress	146,794
Intangible assets	357,940
Patent right	32,083
Goodwill	504
Software	261,707
Lease assets	4,564
Telephone subscription right	1,612
Software in progress	57,469
Investments and other assets	755,128
Investment securities	623,538
Deferred tax assets	34,439
Other	97,378
Allowance for doubtful receivables	Δ228

Total assets	16,737,118

Liabilities
Category	Amount
Current liabilities	3,869,818
Notes and accounts payables	2,900,514
Lease obligations	48,679
Income taxes payable	288,414
Provision for bonuses	254,855
Provision for customer warranties	20,000
Other	357,354
Fixed liabilities	533,867
Long-term accounts payable—other	198,702
Lease obligations	58,351
Net defined benefit liability	276,813

Total liabilities	4,403,685

Net assets
Category	Amount
Shareholder’s equity	11,315,991
Capital stock	938,000
Capital surplus	1,163,000
Retained earnings	9,215,412
Treasury shares	Δ421
Accumulated other comprehensive income	656,580
Valuation difference on available-for-sale securities	143,961
Foreign currency translation adjustment	512,618
Minority interests	360,860

Total net assets	12,333,432

Liabilities and total net assets	16,737,118

(Note)	Figures in the above are represented by rounding down a fraction less than one thousand yen.

Consolidated Statements of Income

(From April 1, 2013 to March 31, 2014)

(Unit: thousand yen)

Category	Amount
Net sales		14,865,311
Cost of sales		9,903,711

Gross profit		4,961,599
Selling, general and administrative expenses		2,565,641

Operating income		2,395,957
Non-operating income
Interest income	17,801
Dividends income	10,765
Foreign exchange income	69,425
Reversal of allowance for doubtful receivable	4,666
Other	6,976	109,635

Non-operating expenses
Interest expenses	1,798
Past years’ tariff	12,653
Other	4,207	18,659

Ordinary income		2,486,934
Extraordinary income
Gains on sales of fixed assets	1,462
Gains on sales of investment securities	292	1,754
Extraordinary loss
Loss on sales of fixed assets	20,945	20,945

Income before income taxes and minority interests		2,467,743
Corporate tax, local inhabitant tax, and business tax	590,496
Income taxes-deferred	152,947	743,443

Income before minority interests		1,724,299
Minority interests in income		29,063

Net Income		1,695,236

(Note)	Figures in the above are represented by rounding down a fraction less than one thousand yen.

Consolidated statement of changes in equity

(From April 1, 2013 to March 31, 2014)

(Unit: thousand yen)

	Shareholder’s equity
	Capital stock	Capital surplus	Retained earnings	Treasury shares	Total shareholder’s equity
Balance as of April 1, 2013	938,000	1,163,000	8,073,428	Δ337	10,174,091
Changes in items during the current fiscal year
Dividends of surplus			Δ419,984		Δ419,984
Net income			1,695,236		1,695,236
Change of scope of consolidation			Δ133,267		Δ133,267
Purchase of treasury shares				Δ84	Δ84
Changes in items other than shareholders’ equity during the current fiscal year – net
Total changes in items during the current fiscal year	—	—	1,141,984	Δ84	1,141,900
Balance as of March 31, 2014	938,000	1,163,000	9,215,412	Δ421	11,315,991

	Accumulated other comprehensive income			Minority interests	Total net assets
	Valuation difference on available-for- sale securities	Foreign currency translation adjustment	Total accumulated other comprehensive income
Balance as of April 1, 2013	144,721	164,692	309,413	296,619	10,780,124
Changes in items during the current fiscal year
Dividends of surplus					Δ419,984
Net income					1,695,236
Change of scope of consolidation					Δ133,267
Purchase of treasury shares					Δ84
Changes in items other than shareholders’ equity during the current fiscal year – net	Δ759	347,926	347,166	64,241	411,407
Total changes in items during the current fiscal year	Δ759	347,926	347,166	64,241	1,553,308
Balance as of March 31, 2014	143,961	512,618	656,580	360,860	12,333,432

(Note)	Figures in the above are represented by rounding down a fraction less than one thousand yen.

Notes to the consolidated financial statements

1.	Notes to significant matters forming the basis of preparing the consolidated financial statements

1.	Scope of consolidation

(1)	Number of consolidated subsidiaries and names of major consolidated subsidiaries

All subsidiaries are consolidated.

Number of consolidated subsidiaries: 6

Nidec-Read Taiwan Corporation;

Nidec-Read Korea Corporation

Nidec-Read (Zhejiang) Corporation

LuzCom Inc.

Nidec-Read (Thailand) Co., Ltd.

Nidec-Read Inspection Canada Corporation

Nidec-Read Inspection Canada Corporation which had been a non-consolidated subsidiary till the end of the previous fiscal year has been included as a consolidated subsidiary from the current fiscal year due to the increase in its significance.

(2)	Names of major non-consolidated subsidiaries

N/A

2.	Application of the equity method

(1)	Names of non-consolidated subsidiaries which are accounted for by the equity method

N/A

(2)	Names of non-consolidated subsidiaries which are not accounted for the equity method

N/A

3.	Fiscal year-end of consolidated subsidiaries

The accounting settlement date of Nidec-Read (Zhejiang) Corporation, one of the consolidated subsidiaries, is December 31.

In preparing consolidated financial statements, financial statements based on provisional settlement of accounts as of the consolidated settlement date are used.

4.	Accounting policies

(1)	Valuation policies and methods of assets

(i)	Securities

Other investment securities

Securities with fair market value: Stated at fair market value based on the market price as of March 31, 2014. (Valuation difference is reported in a component of net assets, with cost of securities sold being calculated by the moving-average method.)

Securities without fair market value:

Stated at cost determined by the moving-average method

(ii)	Inventories

The valuation criterion is based on the cost method (method involving the write-down of the book value due to the decreased profitability of assets).

The company which prepared the consolidated financial statements:

a.	Finished goods and goods in process:

Costs of specially ordered goods are determined by the specific identification method, while mass-produced goods are stated at cost determined by the moving-average method.

b.	Raw materials:

Determined by the moving-average method.

Domestic and overseas consolidated subsidiaries:

Mainly determined by the specific identification method or the weighted-average method.

(2)	Depreciation method for significant depreciable assets

(i)	Tangible fixed assets (excluding lease assets):

Depreciated by the straight-line method. Useful lives of principal tangible fixed assets are as follows.

Buildings (including facilities attached to the property)	8-15 years
Machinery equipment and vehicles	2-10 years
Tools, furniture and fixtures	2-20 years

(ii)	Intangible fixed assets (excluding lease assets)

Determined by the straight-line method. Patent rights are depreciated by the straight-line method over 8 years. Software systems for the internal use are depreciated by the straight-line method over the useful life period (mainly 5 years). For software systems for sales, the amount which is calculated by the straight-line method based on expected sales volume during an expected sales period (within 3 years) taking into account a sales plan for related products, etc., and the amount which is calculated by the straight-line method based on a remaining period for possible sales, are compared and the larger amount is recorded as depreciation expense.

(iii)	Lease assets

Stated by using the straight-line method with the lease period as the useful life assuming no residual value.

(3)	Accounting standards for significant allowances and reserves

(i)	Allowances for doubtful receivables

In preparation for possible losses arising from defaults on accounts receivables, the company preparing its consolidated financial statements and a part of its consolidated subsidiaries appropriate estimated recoverable amount by using the actual rate of bad loans for general credit and by individually reviewing the collectability of specific doubtful credits over bad loans.

(ii)	Provision for bonuses

In preparation for bonus payments to employees, the company preparing the consolidated financial statements and some of its consolidated subsidiaries estimate future payments and appropriate the amount to be paid in the current fiscal year as the provision.

(iii)	Provision for product warranties

As an appropriation for payments for repair works for warranted goods, the company preparing the consolidated financial statements sets aside estimated costs for repair works based on the actual results of the past fiscal years and records the amount as provision.

(4)	Accounting method for retirement benefits

In the calculation of liability for retirement benefits and retirement benefit expense, the company preparing its financial statements and some of its consolidated subsidiaries apply the simplified method of taking accrued benefits assuming voluntary resignation of as of March 31, 2014 as retirement benefit obligations.

(5)	Amortization method and period for goodwill

Amortized by the straight-line method over 5 years except for valuable goodwill which is amortized as a lump sum.

(6)	Other significant matters for preparing the consolidated financial statements

Consumption taxes, etc. are accounted for based on the tax exclusion method.

2.	Notes to changes in accounting policies

(Adoption of accounting standards, etc. for retirement benefits)

The accounting treatment in booking liabilities for retirement benefits has been revised from the current fiscal year-end by adopting the guidelines of the “Accounting Standard for Retirement Benefits” (the Accounting Standards Board of Japan No.26 issued on May 17, 2012. Hereinafter, referred to as “Retirement Benefits Accounting Standard”) and the “Guidance on Accounting Standard for Retirement Benefits” (the Accounting Standards of Board of Japan No.25 on May 17, 2012. Hereinafter, referred to as “Retirement Benefits Guidance”), excluding the statements in Paragraph 35 of the Retirement Benefits Accounting Standard and the statements in Paragraph 67 of the Retirement Benefits Guidance. By the adoption, the retirement benefit liabilities which had been recorded as “provision for retirement benefits” up to the previous fiscal year is accounted for as “liabilities for retirement benefits”. As a result, Nidec-Read booked liabilities for retirement benefits of ¥276,813 thousand as of March 31, 2014.

3.	Notes to changes in description

(Consolidated balance sheet)

From the current fiscal year, the amount of long-term accounts payable-other which had been included in the category of “Other” of the fixed liabilities up to the previous fiscal year is specifically classified as “Long-term accounts payable-other”.

4.	Notes to changes in accounting estimates

N/A

5.	Notes to corrections of errors

N/A

6.	Notes to the consolidated balance sheet

1.	Accumulated depreciation of tangible fixed assets: ¥1,517,979 thousand

2.	The category of “Deposits” represents funds being placed with Nidec Corporation as the investment of temporary surplus funds with a maturity of three months or less.

7.	Notes to the consolidated statement of changes in equity

1.	Number and class of outstanding shares as of March 31, 2014

Common stock:	14,000,000 shares

2.	Dividends of surplus:

(1)	Dividends paid

Resolution	Class of shares	Aggregate amount of dividends (¥thousand)	Dividend per share (¥)	Record date	Effective date
Board of Directors Meeting on May 16, 2013	Common Stock	209,992	15.0	March 31, 2013	June 10, 2013
Board of Directors Meeting on October 22, 2013	Common Stock	209,991	15.0	September 30, 2013	December 2, 2013

(2)	Dividends whose record dates are in the current fiscal year and effective dates will arrive in the following fiscal year:

Following resolution is scheduled to be held.

Resolution	Class of shares	Aggregate amount of dividends (¥thousand)	Funds for dividend	Dividend per share (¥)	Record date	Effective date
Board of Directors Meeting on May 16, 2014	Common Stock	209,991	Retained earnings	15.0	March 31, 2014	June 3, 2014

8.	Notes to financial instruments

1.	Matters concerning the state of financial instruments

(1)	Policies for financial instruments

As the Group policies, temporary surplus funds are invested as short-term deposits through the Nidec Corporation’s cash management system (CMS), while funds are procured through the Nidec Group or Nidec Corporation’s CMS.

(2)	Contents and risks of financial instruments

Notes and accounts receivables as sales claims are exposed to customers’ credit risks, and foreign currency-denominated sales claims arising from international transactions are exposed to risks of foreign currency fluctuations. Investment securities are equities held for transactions with clients and group companies, capital alliance, etc. and are exposed to the risk of volatility in market prices. Notes and accounts payables as sales debts are those with due dates being mostly less than one year. Some of the sales debts are foreign-currency denominated payables arising from imports of raw materials, etc., carrying the risk of foreign currency fluctuations. However, the fluctuations are constantly within the range of the balance of accounts receivable denominated in the same currencies. The lease liabilities which have arisen from finance leases transactions with the purpose of mainly capital investments have maturity of five years at maximum from the closing date of the balance sheet. The long-term accounts payable-other are funds financed mainly for capital investments and have the maturity of six years at maximum from the closing date of the balance sheet.

(3)	Risk control systems on financial instruments

(i)	Credit risk management

Following the rules for credit line control, standards for credit control, and rules for sales control, Nidec-Read administers sales claims and long-term loans to major clients by regularly monitoring their credit status as well as checking maturity dates and outstanding balances of their debts by clients at Sales and Accounting divisions. Nidec-Read also takes measures for the earlier detection of doubtful collectability arising from the deterioration of debtors’ financial state in order to reduce the risk of default. The consolidated subsidiaries also conduct the risk management in the same manner, following Nidec-Read’s rules for credit line control.

(ii)	Market risk management

Nidec-Read administers market risks to minimize adverse impacts on foreign-currency denominated sales claims and debts which occur due to fluctuations in foreign exchange rates, interest rates, and product prices. Any decision items concerning market risk management are studied and prepared as a proposal at Accounting Division, and submitted as an approval matter to Representative Director and President for final decision.

Investment securities are managed through regular reports on the financial state such as market value and issuers, by Directors or Executive Officers in charge of finance to Representative Director and President, and the holding situation is constantly being reviewed with consideration of business relationship with clients.

(iii)	Liquidity risk management on fund raising

Nidec-Read administers liquidity risks by taking measures such as preparing a funding schedule at Accounting Division based on reports from each division and updating the schedule.

(4)	Supplementary explanations to the matters on market value of financial instruments

The market value of financial instruments is determined based on actual market prices or reasonably calculated prices if market prices are not available. As calculations incorporate fluctuation factors with various assumptions, the said market value is subject to fluctuation.

2.	Matters concerning market value of financial instruments, etc.

Following assets and liabilities present the amount reported in the consolidated financial statements, market value as of March 31, 2014 (i.e. the consolidated closing date of the current fiscal year) and the variances. Assets and liabilities whose market value is difficult to determine are excluded from the list. (Please refer to Notes 2 below)

		Amount on Consolidated Balance Sheet (¥thousand)	Market Value (¥thousand)	Variances (¥thousand)
(1)	Cash & deposits	3,458,113	3,458,113	—
(2)	Notes and accounts receivables	5,886,177	5,877,533	Δ8,643
(3)	Deposits	107,482	107,482	—
(4)	Investment securities	618,538	618,538	—
	Total assets	10,070,311	10,061,667	Δ8,643
(1)	Notes and accounts payables	2,900,514	2,900,514	—
(2)	Lease obligations	107,030	107,201	171
(3)	Income taxes payable	288,414	288,414	—
(4)	Long term accounts payable-other (including those being due within one year)	207,652	193,713	Δ13,938

	Total liabilities	3,503,611	3,489,844	Δ13,767

(Notes)	1. Calculation methods on market value of financial instruments and investment securities

Assets

(1)	Cash and deposits

As cash and deposits are to be settled within a short-term, the market value is deemed to be approximate book value. The market value, therefore, is determined by applying the relevant book value.

(2)	Notes and accounts receivables

As notes and accounts receivables are to be settled within a short-term, the market value is deemed to be approximate book value.

Accordingly, the market value is determined by applying the relevant book value. For accounts receivable whose collection period is over one year, the market value is determined by making the claims grouped by a certain period and then discounting the grouped amount at rates incorporated with planned collection periods and credit risks.

(3)	Deposits

As deposits are to be settled within a short-term, the market value is deemed to be approximate book value. Accordingly, the market value is determined by applying the relevant book value.

(4)	Investment securities

The market value of equities is determined based on prices traded on the stock exchange market.

Liabilities

(1)	Notes and accounts payables

As notes and accounts payables are to be settled within a short-term, the market value is deemed to be approximate book value. Accordingly, the market value is determined by applying the relevant book value.

(2)	Lease liabilities

The fair market value is determined by using the present value which is calculated by discounting the combined amount of a principal and interests at assumed discount rates to be applied to similar new contracts.

(3)	Income taxes payable

As income taxes payable is to be settled within a short-term, the market value is deemed to be approximate book value. The market value, therefore, is determined by applying the relevant book value.

(4)	Long-term accounts payable-other (including those being due within one year)

The fair value is determined by making debts grouped by a certain period and discounting the future cash flow of the grouped amount at rates incorporated with payment periods and credit risks.

2.	Financial instruments of which determining the market value is considered extremely difficult

Category	Amount on Consolidated Balance Sheet (¥thousand)
Non-listed shares	5,000
Long-term accounts payable-other	28,578

(Notes)	1.	The above non-listed equities are excluded from the category, “Assets (4) Investment Securities”, as determining the market value is considered extremely difficult because of the absence of market prices and being unable to calculate future cash flow.
	2.	The above long-term accounts payable-other represents a part of directors’ remuneration and determining the market value is deemed extremely difficult as timing for the directors’ retirement cannot be specified. Therefore, the above amount is excluded from the category, “Liabilities (4) Long-term accounts payable-other”.

3.	Monetary claims whose redemption will arrive after March 31, 2014.

	Due within one year (¥thousand)	Due after one year but within five years (¥thousand)	Due after five years but within ten years (¥thousand)	Due after 10 years (¥thousand)
Cash & deposits	3,458,113	—	—	—
Notes and accounts receivables	5,749,234	136,943	—	—
Deposits	107,482	—	—	—
Total	9,314,829	136,943	—	—

(Changes in a description method)

The above “Long-term accounts payable-other (including those being due within one year)” has been added from the current fiscal year because the monetary value becomes more significant.

9.	Notes to per share information

1.	Net assets per share:	¥855.22
2.	Net income per share:	¥121.09

10.	Notes to material contingent events

The Share Exchange with the parent company

At the Board of Directors meeting held on April 22, 2014, Nidec-Read resolved a share exchange transaction (hereinafter, referred to as “the Share Exchange”) between Nidec-Read and Nidec Corporation (hereinafter, referred to as “Nidec”) to make Nidec-Read become a wholly-owned subsidiary of Nidec, and concluded a share exchange agreement with Nidec.

(i)	Reasons for the Share Exchange

The business environment around the Nidec Group is rapidly changing. As markets of main products such as PC-related products, digital camera-related products and liquid crystal panel manufacturing equipment-related products are not growing or in downtrends, it is urgent for the Nidec group to convert its business portfolio and to focus on markets of products with high growth rates with all group companies acting as one.

Under this situation, Nidec-Read and Nidec determined that it would be imperative for expanding corporate values of Nidec-Read and the Nidec Group to make Nidec-Read a wholly-owned subsidiary of Nidec to realize group management based on more efficient and prompt decision-makings, to utilize synergy with Nidec more effectively, and to accelerate executions toward the goal of the new medium-term strategy.

(ii)	Method for the Share Exchange

The share exchange will make Nidec a wholly owning parent company of Nidec-Read in the share exchange and Nidec-Read a wholly owned subsidiary of Nidec in the share exchange. The agreement is planned to come into effect on October 1, 2014, subject to the approval by Nidec-Read’s shareholders at an ordinary general meeting scheduled to be held on June 17, 2014. Nidec intends to use a simplified share exchange procedure in accordance with Article 796, Paragraph 3, of the Companies Act, without obtaining the approval of its shareholders for the Share Exchange.

(iii)	Allotment of shares in the Share Exchange

For each share of Nidec-Read common stock, 0.243 shares of Nidec common stock will be allocated. No shares of Nidec will be allocated in exchange for 8,149,600 shares of Nidec-Read common stock held by Nidec as of March 31, 2014.

Balance Sheet

(As of March 31, 2014)

(Unit: thousand yen)

Assets
Category	Amount
Current assets	9,135,017
Cash & deposits	1,346,099
Notes receivable	349,098
Accounts receivable	4,290,464
Merchandise and finished goods	330,640
Work in process	1,453,574
Raw materials and supplies	608,767
Prepaid expense	48,719
Deposits	107,482
Lease investment assets	30,684
Accounts receivable-other	103,861
Consumption tax receivable	228,602
Deferred tax assets	129,395
Other	115,787
Allowance for doubtful receivables	Δ8,161
Fixed assets	2,933,918
Tangible fixed assets	1,111,666
Buildings	32,668
Machinery and equipment	834,566
Vehicles	3,418
Tools, furniture and fixtures	83,492
Lease assets	11,086
Construction in progress	146,433
Intangible assets	291,785
Patent right	32,083
Software	196,056
Lease assets	4,564
Telephone subscription right	1,612
Software in progress	57,469
Investments and other assets	1,530,465
Investment securities	623,538
Affiliated companies’ equities	360,331
Investments in capital	6,296
Investments in capital of subsidiaries and associates	171,066
Long-term accounts receivable	135,660
Long-term loans receivable from subsidiaries and associates	170,454
Lease investment assets	35,377
Deferred tax assets	18,635
Guarantee money deposited	9,610
Other	10
Allowance for doubtful receivables	Δ515

Total assets	12,068,935

Liabilities
Category	Amount
Current liabilities	3,597,870
Notes payable	16,378
Accounts payable	2,575,372
Lease obligations	36,960
Accounts payable-other	557,127
Income taxes payable	180,586
Deposit received	13,007
Provision for bonuses	198,437
Provision for customer warranties	20,000
Fixed liabilities	471,456
Lease obligations	43,858
Long-term accounts payable-other	198,702
Provision for retirement benefits	228,894

Total liabilities	4,069,326

Net assets
Category	Amount
Shareholder’s equity	7,855,647
Capital stock	938,000
Capital surplus	1,163,000
Legal capital surplus	1,163,000
Retained earnings	5,755,069
Legal retained earnings	19,250
Other retained surplus	5,735,819
General reserve	4,462,000
Retained earnings brought forward	1,273,819
Treasury shares	Δ421
Valuation and translation adjustments	143,961
Valuation difference on available-for-sale securities	143,961
Total net assets	7,999,609

Liabilities and total net assets	12,068,935

(Note)	Figures in the above are represented by rounding down a fraction less than one thousand yen.

Statements of Income

(From April 1, 2013 to March 31, 2014)

Category	Amount
Net sales		12,462,387
Cost of sales		8,762,802

Gross profit		3,699,585
Selling, general and administrative expenses		2,468,696

Operating income		1,230,888
Non-operating income
Interest income	4,678
Dividends income	113,690
Foreign exchange income	54,965
Reversal of allowance for doubtful receivable	696
Other	5,584	179,615

Non-operating expenses
Interest expenses	337
Other	0	337

Ordinary income		1,410,166
Extraordinary income
Gains on sales of fixed assets	1,274
Gains on sales of investment securities	292	1,566

Extraordinary loss
Loss on sales of fixed assets	20,792	20,792

Income before income taxes		1,390,940
Corporate tax, local inhabitant tax, and business tax	348,451
Income taxes-deferred	118,425	466,876

Net Income		924,063

(Note)	Figures in the above are represented by rounding down a fraction less than one thousand yen.

Statement of changes in equity

(From April 1, 2013 to March 31, 2014)

(Unit: thousand yen)

	Shareholder’s equity
	Capital stock	Capital surplus		Retained earnings				Treasury shares	Total shareholder’s equity
		Legal capital surplus	Total capital surplus	Legal retained earnings	Other retained surplus		Total retained earnings surplus
					General reserve	Retained earnings brought forward
Balance as of April 1, 2013	938,000	1,163,000	1,163,000	19,250	4,262,000	969,740	5,250,990	Δ337	7,351,652
Changes in items during the current fiscal year
Dividends of surplus						Δ419,984	Δ419,984		Δ419,984
Accumulated amount of general reserve					200,000	Δ200,000	—		—
Net income						924,063	924,063		924,063
Purchase of treasury shares								Δ84	Δ84
Changes in items other than shareholders’ equity during the current fiscal year – net
Total changes in items during the current fiscal year	—	—	—	—	200,000	304,079	504,079	Δ84	503,995
Balance as of March 31, 2014	938,000	1,163,000	1,163,000	19,250	4,462,000	1,273,819	5,755,069	Δ421	7,855,647

	Valuation and translation adjustments
	Valuation difference on available-for-sale securities	Total valuation and translation adjustments	Total net assets
Balance as of April 1, 2013	144,721	144,721	7,496,374
Changes in items during the current fiscal year
Dividends of surplus			Δ419,984
Accumulated amount of general reserve			—
Net income			924,063
Purchase of treasury shares			Δ84
Changes in items other than shareholders’ equity during the current fiscal year – net	Δ759	Δ759	Δ759
Total changes in items during the current fiscal year	Δ759	Δ759	503,235
Balance as of March 31, 2014	143,961	143,961	7,999,609

(Note)     Figures in the above are represented by rounding down a fraction less than one thousand yen.

Notes to non-consolidated financial statements

1.	Notes to matters concerning significant accounting policies

1.	Valuation standards and methods for assets

(1)	Investment securities

(i)	Subsidiaries’ equities

Sated at cost determined by the moving-average method

(ii)	Other investment securities

Securities with fair market value

Stated at fair market value based on the market price as of March 31, 2014 (Valuation difference is reported in a component of net assets, with cost of securities sold being calculated by the moving-average method.)

Securities without fair market value:

Stated at cost determined by the moving-average method

(2)	Inventories

The valuation criterion is based on the cost method (method involving the write-down of the book value due to the decreased profitability of assets).

(i)	Finished goods and goods in process:

Costs of specially ordered goods are determined by the specific identification method, while mass-produced goods are stated at cost determined by the moving-average method.

(ii)	Raw materials:

Stated at cost determined by the moving-average method.

2.	Depreciation method for fixed assets

(1)	Tangible fixed assets (excluding lease assets):

Determined by the straight-line method with useful lives of principal tangible fixed assets are as follows:

Buildings (including facilities attached to the property)	8-15 years
Machinery equipment	5-9 years
Vehicles	2-6 years
Tools, equipment and fixtures	2-20 years

(2)	Intangible fixed assets (excluding lease assets)

Patent rights are depreciated by the straight-line method over 8 years. Software systems for internal use are depreciated by the straight-line method over the useful life period or five years.

For software systems for sales, the amount which is calculated by the straight-line method based on expected sales volume with an expected sales period or period less than three years taking into account a sales plan for related products, etc., and the amount which is calculated by the straight-line method based on a remaining period for possible sales, are compared and the larger amount is recorded as depreciation.

(3)	Lease assets

Calculated on the straight-line method using the lease period as the useful life assuming no residual value.

3.	Accounting standards for allowances

(1)	Allowances for doubtful receivables

In preparation for possible losses arising from defaults on accounts receivables, Nidec-Read appropriates estimated recoverable amount by using the actual rate of bad loans for general credit and by individually reviewing the collectability of specific doubtful credits over bad loans.

(2)	Provision for bonuses

In preparation for bonus payments to employees, Nidec-Read estimates future payments and appropriate amount to be paid in the current fiscal year as the provision.

(3)	Provision for retirement benefits

In preparation for employees’ retirement benefits, Nidec-Read records the amount which is deemed accrued as of March 31, 2014 based on the estimated retirement benefit obligations as of March 31, 2014.

(4)	Provision for product warranties

As an appropriation for payments for repair works for warranted goods, Nidec-Read sets aside estimated costs for repair works based on the actual results of the past fiscal years and records the amount as provision.

4.	Other significant matters as the basis for preparing the financial statements

Consumption taxes, etc. are accounted for based on the tax exclusion method.

2.	Notes to changes in description

N/A

3.	Notes to changes in accounting estimates

N/A

4.	Notes to corrections of errors

N/A

5.	Notes to the balance sheet

1. Accumulated depreciation of tangible fixed assets:	¥878,559 thousand

2. Monetary claims and debts to affiliated companies (excluding the amount described in the categories)

Short-term monetary claims:	¥723,802 thousand
Long-term monetary claims:	¥139,356 thousand
Short-term monetary debts:	¥608,311 thousand

3. The category, “Deposits” represents funds being placed with Nidec Corporation as the investment of temporary surplus funds with a maturity of three months or less.

6.	Notes to the statements of income

Net sales to affiliated companies:	¥1,566,763 thousand
Goods purchased from affiliated companies:	¥2,890,421 thousand
Other operating expenses incurred with affiliated companies:	¥1,136,721 thousand
Non-trade transactions with affiliated companies:	¥107,829 thousand

7.	Notes to statement of changes in equity

Class and number of treasury shares as of March 31, 2014:

Common stock:	552 shares

8.	Notes to tax effect accounting

1.	List of major items which caused deferred assets and liabilities:

Deferred assets (current):

Excess of deductible expense limit in bonus provision		¥79,717 thousand
Non-deductible expense in business taxes payable		¥15,431 thousand
Non-deductible expense in valuation loss for inventories		¥13,705 thousand
Other		¥20,540 thousand

Total deferred tax assets (current)		¥129,395 thousand
Deferred assets (fixed):
Excess of deductible expense limit in provision for retirement benefits		¥82,401 thousand
Non-deductible expense in accrued benefits for directors’ retirement		¥10,288 thousand
Non-deductible expense in valuation loss for investment securities		¥20,377 thousand
Other		¥541 thousand

Sub-total deferred tax assets (fixed)		¥113,609 thousand
Valuation reserve	¥	Δ20,733 thousand

Total deferred tax assets (fixed)		¥92,875 thousand
Total deferred tax assets		¥222,270 thousand
Deferred tax liabilities (fixed):
Valuation difference on investment securities	¥	Δ74,240 thousand

Total deferred tax liabilities (fixed)	¥	Δ74,240 thousand
Total deferred tax liabilities:	¥	Δ74,240 thousand
Net deferred assets:		148,030 thousand

2.	Amendment of deferred tax assets and liabilities due to the change in corporate tax rates, etc.

In accordance with the “Partial Amendment of the Income Tax Act, etc.” (Act No. 10 of 2014) announced on March 31, 2014, the special income tax for reconstruction is no longer charged from the business fiscal year starting on and after April 1, 2014. Due to this change, the effective statutory tax rate being applied to calculations for deferred tax assets and liabilities on temporary variances which would be resolved by the fiscal year starting March 1, 2015, will change from 38.0% to 36.0%.

The impact by the change in the tax rate would be small.

9.	Notes to transactions with relevant parties

1.	Parent company and large shareholding corporations, etc.

Class	Company name	Percentage of owning (or owned) voting right	Relationship with relevant parties	Transaction contents	Transaction amount (¥thousand)	Category	Balance as of March 31, 2014 (¥thousand)
Parent company	Nidec Corporation	Owned/58.2% [14.2%]	Property rent/ Concurrent position as director/ Funds placement	Rent for the head office/Tokyo office CMS transactions	129,167 34,474	Accounts payable-other/ Deposits	71,806 107,482

(Notes)	1.	Property rent is the specified amount determined by referring to recent market prices on relevant transactions.
	2.	Figures shown in the parenthesis “[ ]” at the category of “Percentage of owning (or owned) voting right” represent only the ratio held by close or concurrent parties including the contribution of 7.4% to the retirement benefit trust account from Nidec Corporation.
	3.	Nidec-Read places funds with the cash management system (CMS) of Nidec Corporation. The figures in the above represent net transaction amount.
	4.	Consumption taxes, etc. are not included in the figures of the transactions, while included in the balance as of March 31, 2014.

2.	Subsidiaries, etc.

Class	Company name	Percentage of owning (or owned) voting right	Relationship with relevant parties	Transaction contents	Transaction amount (¥thousand)	Category	Balance as of March 31, 2014 (¥thousand)
Subsidiary	Nidec-Read Taiwan Corporation	Owning/100.0%	Sales of Nidec-Read’s products/concurrent position as director	Sales of Nidec-Read’s products/ Sales commissions	490,947 328,823	Accounts receivable/ Accounts payable-other	172,678 153,874
Subsidiary	Nidec-Read Korea Corporation	Owning/80%	Sales of Nidec-Read’s products/concurrent position as director	Sales of Nidec-Read’s products	681,872	Accounts receivable	114,086
Subsidiary	Nidec-Read (Zhejiang) Corporation	Owning/100.0%	Sales of Nidec-Read’s products/purchase of processed goods, etc.	Sales of Nidec-Read’s products/ Supply of materials/ Purchase of processed goods	312,284 631,837 1,979,185	Accounts receivable/ Accounts receivable-other/ Accounts payable	17,254 50,438 87,004
Subsidiary	LuzCom Inc	Owning/100.0%	Financing for wages, concurrent position as director	Collection of loans/ Receipt of interest	29,666 23	Short-term loans/ Long-term loans	— —
Subsidiary	Nidec-Read (Thailand) Co., Ltd.	Owning/94.5%	Financing for wages, concurrent position as director	Lending/ Collection of loans/ Receipt of interest	207,280 103,086 2,496	Short-term loans/ Long-term loans/ Accounts receivable-other	43,221 164,243 35
Subsidiary	Nidec-Read Inspection Canada Corporation	Owning/100.0%	Financing for wages, concurrent position as director	Lending/ Collection of loans/ Receipt of interest/ Entrustment of development work of Nidec-Read’s products	76,568 44,405 1,351 259,730	Short-term loans/ Long-term loans/ Accounts receivable-other —	68,325 6,210 63 —

(Notes)	1.	Subsidiaries are equally treated as other business partners in determining transaction prices and conditions.
	2.	Interest rates on lending and borrowing are determined with reference to market rates. Transactions do not carry collaterals received or placed.
	3.	Consumption taxes, etc. are not included in the figures of the transactions, while included in the balance as of March 31, 2014.

10.	Notes to per share information

1. Net assets per share	¥571.42
2. Net income per share	¥66.01

11.	Notes to material contingent events

The Share Exchange with the parent company

At the Board of Directors meeting held on April 22, 2014, Nidec-Read resolved a share exchange transaction (hereinafter, referred to as “the Share Exchange”) between Nidec-Read and Nidec Corporation (hereinafter, referred to as “Nidec”) to make Nidec-Read become a wholly-owned subsidiary of Nidec, and concluded a share exchange agreement with Nidec.

(i) Reasons for the Share Exchange

The business environment around the Nidec Group is rapidly changing. As markets of main products such as PC-related products, digital camera-related products and liquid crystal panel manufacturing equipment-related products are not growing or in downtrends, it is urgent for the Nidec group to convert its business portfolio and to focus on markets of products with high growth rates with all group companies acting as one.

Under this situation, Nidec-Read and Nidec determined that it would be imperative for expanding corporate values of Nidec-Read and the Nidec Group to make Nidec-Read a wholly-owned subsidiary of Nidec to realize group management based on more efficient and prompt decision-makings, to utilize synergy with Nidec more effectively, and to accelerate executions toward the goal of the new medium-term strategy.

(ii) Method for the Share Exchange

The share exchange will make Nidec a wholly owning parent company of Nidec-Read in the share exchange and Nidec-Read a wholly owned subsidiary of Nidec in the share exchange. The agreement is planned to come into effect on October 1, 2014, subject to the approval by Nidec-Read’s shareholders at an ordinary general meeting scheduled to be held on June 17, 2014. Nidec intends to use a simplified share exchange procedure in accordance with Article 796, Paragraph 3, of the Companies Act, without obtaining the approval of its shareholders for the Share Exchange.

(iii) Allotment of shares in the Share Exchange

For each share of Nidec-Read common stock, 0.243 shares of Nidec common stock will be allocated. No shares of Nidec will be allocated in exchange for 8,149,600 shares of Nidec-Read common stock held by Nidec as of March 31, 2014.

Accounting Auditor’s Audit Report on Consolidated Financial Statements

Independent Auditor’s Audit Report

May 9, 2014

Board of Directors,

    Nidec-Read Corporation

PricewaterhouseCoopers Kyoto

Designated Member, Managing Partner, Certified Public

Accountant, Takashi Kaji

Designated Member, Managing Partner, Certified Public

Accountant, Tsuyoshi Yamamoto

We have audited the accompanying consolidated financial statements during the fiscal year from April 1, 2013 to March 31, 2014 of Nidec-Read Corporation, which comprise the consolidated balance sheet, consolidated statements of income, consolidated statement of changes in equity, and notes to consolidated financial statements, in accordance with Article 444, Paragraph 4, of the Companies Act.

Management Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with generally accepted corporate accounting standards in Japan; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an independent opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance generally accepted auditing standards in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluation the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as the evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinions.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the consolidated group comprising Nidec-Read Corporation and its consolidated subsidiaries as of March 31, 2014 and the results of its operations and its cash flows for the year then ended in accordance with generally accepted corporate accounting standards in Japan.

Emphasis of Matter

As stated in the notes to material contingent event, Nidec-Read’s Board of Directors held on April 22, 2014 resolved a Share Exchange transaction between Nidec-Read and Nidec Corporation to make Nidec-Read become a wholly owned subsidiary of Nidec Corporation, and Nidec-Read concluded a Share Exchange Agreement with Nidec on the same date. The share exchange contract would not affect our opinion.

Conflict of Interest

The relationship between Nidec-Read and our firm or managing partners of our firm has no conflict of interest subject to report in accordance with the Certified Public Accounting Act.

Accounting Auditor’s Audit Report

Independent Auditor’s Audit Report

May 9, 2014

Board of Directors,

    Nidec-Read Corporation

PricewaterhouseCoopers Kyoto

Designated Member, Managing Partner, Certified Public

Accountant, Takashi Kaji

Designated Member, Managing Partner, Certified Public

Accountant, Tsuyoshi Yamamoto

We have audited the accompanying financial statements during the 23rd business year from April 1, 2013 to March 31, 2014 of Nidec-Read Corporation, which comprise the balance sheet, statements of income, statement of changes in equity, and notes to financial statements and the annexed specifications, in accordance with Article 436, Paragraph 2, Item 1, of the Companies Act.

Management Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with generally accepted corporate accounting standards in Japan; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements and the annexed specifications that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an independent opinion on these financial statements and the annexed specifications based on our audit. We conducted our audit in accordance generally accepted auditing standards in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the annexed specifications that are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements and the annexed specifications. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements and the annexed specifications, whether due to fraud error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements and the annexed specifications in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluation the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as the evaluating the overall presentation of the financial statements and the annexed specifications.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinions.

Opinion

In our opinion, the financial statements and the annexed specifications referred to above present fairly, in all material respects, the financial position of Nidec-Read Corporation as of March 31, 2014 and the results of its operations and its cash flows for the year then ended in accordance with generally accepted corporate accounting standards in Japan.

Emphasis of Matter

As stated in the notes to material contingent event, Nidec-Read’s Board of Directors held on April 22, 2014 resolved a Share Exchange transaction between Nidec-Read and Nidec Corporation to make Nidec-Read become a wholly owned subsidiary of Nidec Corporation, and Nidec-Read concluded a Share Exchange agreement with Nidec on the same date. The share exchange contract does not affect our opinion.

Conflict of Interest

The relationship between Nidec-Read and our firm or managing partners of our firm has no conflict of interest subject to report in accordance with the Certified Public Accounting Act.

Audit Report by the Board of Auditors

Audit Report

With respect to Directors’ performance of their duties during the 23rd business year from April 1, 2013 to March 31, 2014, the Board of Auditors has prepared this audit report after deliberations based on the audit reports prepared by each auditor, and hereby report as follows:

1.	Method and Contents of Audit by Auditors and the Board of Auditors

The Board of Auditors has established the audit policies, assignment of duties, etc. and received a report from each Auditor regarding the status of the implementation of their audits and results thereof. In addition, the Board of Auditors has received reports from Directors, etc. and the accounting auditor regarding the status of performance of their duties, and requested explanations as necessary.

In conformity with the Auditor’s auditing standards established by the Board of Auditors, and in accordance with the audit policies and assignment of duties, etc., each Auditor endeavored to facilitate a mutual understanding with Directors, and internal audit division and other employees, etc., strived to collect information and maintain and improve the audit environment, has attended the meetings of the Board of Directors and other important meetings, received reports on the status of performance of duties from the Directors and other employees and requested explanations as necessary, examined important approval/decision documents, and inspected the status of (i) the contents of the Board of Directors’ resolutions regarding the development and maintenance of the system to ensure that Directors’ performance of their duties described in the business report complied with all laws, regulations and the articles of incorporation of Nidec-Read and other systems that are set forth in Article 100, paragraphs (1) and (3) of the Ordinance for Enforcement of the Companies Act of Japan as being necessary for ensuring the appropriateness of the corporate affairs of a joint stock company (kabushiki kaisha), and (ii) the systems (internal control systems) based on such resolutions. With respect to the subsidiaries, each Auditor endeavored to facilitate a mutual understanding and exchanged information with Directors and Auditors, etc. of each subsidiary and received from subsidiaries reports on their respective business as necessary. Based on the above described methods, each Auditor examined the business report and annexed specifications for the business year under consideration.

In addition, each Auditor monitored and verified whether the accounting auditor maintained its independence and properly conducted its audit, received a report from the accounting auditor n the status of its performance of duties, and requested explanations as necessary. Each Auditor was notified by the accounting auditor that it had established a system to ensure that the performance of the duties of the accounting auditor was properly conducted (the matters listed in the items of Article 131 of the Company Accounting Regulations) in accordance with the “Quality Control Standards for Audits” (Business Accounting Counsel on October 28, 2005), and requested explanations as necessary. Based on the above-described methods, each Auditor examined the accounting documents (balance sheet, statements of income, statement of changes in equity, and schedule of notes to non-consolidated financial statements and the annexed specifications thereto, as well as the consolidated accounting documents (consolidated balance sheet, statements of income, statement of changes in equitys, and schedule of consolidated notes), for the business year under consideration.

2.	Results of Audit

(1)	Results of Audit of Business Report, etc.

(i)	We acknowledge that the business report and the annexed specifications thereto fairly present the status of Nidec-Read in conformity with the applicable laws and regulations and the articles of incorporation of Nidec-Read

(ii)	We acknowledge that no misconduct or material fact constituting a violation of any law or regulation or the articles of incorporation of Nidec-Read was found with respect to the directors’ performance of their duties.

(iii)	We acknowledge that the Board of Directors’ resolutions with respect to the internal control systems are appropriate. We did not find any matter to be mentioned with respect to Directors’ performance of their duties concerning the internal control systems.

(2)	Results of Audit of Accounting Documents and their Annexed Specifications We acknowledge that the methods and results of audit performed by the accounting auditor, PricewaterhouseCoopers Kyoto, are appropriate.

(3)	Results of Audit of Consolidated Accounting Documents We acknowledge that the methods and results of audit performed by the accounting auditor, PricewaterhouseCoopers Kyoto, are appropriate.

May 12, 2014
Board of Auditors of Nidec-Read Corporation

Fulltime Auditor (Outside Auditor):

Masanori Endo

Outside Auditor: Tetsuo Inoue

Outside Auditor: Ryuichi Tanabe

Outside Auditor: Takuo Yasui

Outside Auditor: Jiichi Kunimatsu

General Shareholders Meeting Reference Documents

Proposed Resolution 1: Approval of Share Exchange

The boards of directors of the Company and Nidec Corporation (“Nidec”) adopted resolutions at their respective meetings held on April 22, 2014 to enter into a share exchange transaction (the “Share Exchange”) to make the Company a wholly-owned subsidiary of Nidec. On the same day, the Company and Nidec executed a Share Exchange Agreement (the “Share Exchange Agreement”).

Nidec intends to use a simplified share exchange procedure in accordance with Article 796, Paragraph 3, of the Companies Act without obtaining the approval of its shareholders meeting for the Share Exchange.

If the proposed resolution is approved, Nidec will become the Company’s wholly-owning parent company as of the effective date of the Share Exchange (scheduled for October 1, 2014). The Company will become a wholly-owned subsidiary of Nidec, and the Company’s stock will be delisted from the Tokyo Stock Exchange on September 26, 2014(The last trading date will be September 25, 2014.).

1.	Reasons for the Share Exchange

Since its establishment in 1973, Nidec has been developing its business with a focus on brushless DC motors which have characteristics of cost-effectiveness, noiselessness and longer operation life. Through actively acquiring companies, Nidec has enhanced its motor product line-up from small precision motors to motors for supersized industrial systems, expanding into applied products such as machinery, electronic & optical components and other products. Nidec has developed its business not only in IT and OA areas, but into various other areas, including home appliance and automobile areas with the objective of aiming to be the “World’s Number One Comprehensive Manufacturer of Motors.”

Since the establishment, the Company has developed the main business of developing, manufacturing and selling test equipment and fixtures for semiconductor package circuit boards and printed circuit boards, especially accumulating advanced technologies and know-hows in electric or optical test equipment to measure and judge the quality of electronic circuits that are precisely interconnected on circuit boards. Recently, the Company has applied and developed these testing technologies into the fields of the touch-panel industry, semiconductor industry and vehicle installation product industry, whereby it has increased its sales and profits almost every year since the stock of the Company was listed in August 2000, except in 2008 and in 2011 when the Company was affected by the global economic downturns. Ever since the Company joined the Nidec group in April 1997, the Company has strived to increase its corporate value under the basic philosophy in common with Nidec.

As group companies, Nidec and the Company already shared the same management strategy, announced the new mid-term strategic plan in October 2012 and worked vigorously throughout the group companies to achieve the consolidated operating margin target of 15%, etc. The business environment around the Nidec group, however, is rapidly changing. As markets of main products such as PC-related products, digital camera-related products and liquid crystal panel manufacturing equipment-related products are not growing or in downtrends, it is urgent for the Nidec group to convert its business portfolio and to focus on markets of products with high growth rates with all group companies acting as one. The main products of the Company are test equipment of electronic circuit boards for smartphones and tablet personal computers, etc. The product lineups of these end-use products are expanding from high to low ends and new companies are actively entering into the markets. Because the constant demands for new developments impose a significant burden of research and development costs and the sale and profits are materially affected by short-term changes of demand for test equipment, it is a pressing management issue for the Company to secure stable profits. Therefore, the Company needs to establish a business portfolio which is not exclusively dependent on the main products and to enhance new test fields such as touch panels, semiconductors and vehicle installation products, etc. as new growth areas. Under this situation, Nidec and the Company determined that it would be imperative for expanding corporate values of the Company and the Nidec group to make the Company a wholly-owned subsidiary of Nidec to further enhance the alliance between the two companies, to effectively utilize management resources by securing domestic and overseas sales and manufacturing bases, employees with expertise and flexible financing measures, etc. and to enable drastic mergers, acquisitions and capital investments to acquire new markets and customers in a timely manner, based on more prompt decision-makings.

2. Summary of the Share Exchange Agreement

See attachment.

3.	Summary of each item of Article 184, Paragraph 1 of the Companies Act Enforcement Regulations (excluding Items (5) and (6))

(1)	Matters relating to the appropriateness of the exchange consideration

a.	Matters relating to the appropriateness of the total number of exchange consideration and the allocation

(i)	Details of share allocation in the Share Exchange

Company Name	NIDEC CORPORATION (parent company)	The Company (subsidiary to be wholly owned)
Share Exchange Ratio	1	0.243

Notes

1.	Ratio Applied to the Allocation of Shares

For each share of the Company’s common stock, 0.243 shares of Nidec common stock will be allocated. No Nidec shares will be allocated in exchange for the 8,149,600 shares of the Company’s common stock currently and directly held by Nidec (as of March 31, 2014).

In the event of a significant change to the factors and assumptions used for calculating the ratio, the above share exchange ratio may be modified upon the agreement of Nidec and the Company.

2.	Number of Nidec Shares Allocated in the Share Exchange

Nidec expects to allocate 1,421,513 shares (tentative) of its common stock in the Share Exchange. Nidec intends to use shares of its common stock held in treasury, and does not intend to issue any new shares, for the Share Exchange.

The Company intends to cancel all of its treasury shares (including any treasury shares acquired from dissenting shareholders exercising their appraisal rights in connection with the Share Exchange pursuant to Article 785 of the Companies Act) just before the Share Exchange becomes effective (the “Share Exchange Effective Date”), by resolution at a meeting of its board of directors to be held prior to the Share Exchange Effective Date.

The number of Nidec shares allocated in the Share Exchange may be modified as a result of the cancellation of treasury shares by the Company or for other reasons.

3.	Treatment of Shares Constituting Less Than a Full Trading Unit

The Share Exchange is expected to result in some shareholders holding less than one full trading unit of Nidec shares. (One full trading unit consists of 100shares.) Based on the Company’s shareholders’ list as of the end of March 2014, approximately 60% of the total shareholders of the Company will only be allocated with less than one full trading unit of Nidec shares (the ratio is based on the total number of shareholders as of the said date.) Shareholders holding less than a full trading unit of Nidec shares are unable to trade such shares on the financial instruments exchanges. Shareholders who hold less than a full trading unit of Nidec shares may request Nidec to purchase such shares in accordance with Article 192, Paragraph 1, of the Companies Act.

4.	Treatment of a Fraction of a Share

If any shareholder of the Company receives a fraction of one Nidec share in the Share Exchange, Nidec intends to pay to such shareholder an amount in cash in proportion to the fraction of a Nidec share in accordance with Article 234 of the Companies Act and other applicable laws and regulations.

(ii)	Basis of Calculation for the Allocation of Shares in the Share Exchange, etc.

A.	Basis and Reasons for Details of the Allocation of Shares

As described in 1. “Reasons for the Share Exchange” above, based on Nidec’s proposal for the share exchange, as a result of discussions and negotiations in good faith on the future growth strategy since this January, Nidec and the Company determined that it would be the best way for both companies to increase their corporate values through making the Company a wholly-owned subsidiary of Nidec to further enhance the alliance between the two companies, achieving more prompt decision-makings and effective utilization of management resources, drastic mergers, acquisitions and capital investments, and focusing on the markets of products with high growth rates throughout the Nidec group working as one.

With respect to the share exchange ratio as described in a. (i) “Details of share allocation in the Share Exchange” above (the “Share Exchange Ratio”), as described in d.(i) “Measures to Ensure Fairness” below, Nidec and the Company respectively appointed independent third-party advisers to calculate the Share Exchange Ratio. Nidec appointed Ernst & Young Transaction Advisory Services Co., Ltd. (“E&Y TAS”) and the Company appointed Deloitte Tohmatsu Financial Advisory Co., Ltd. (“Tohmatsu FA”) as their respective third-party advisers to calculate the exchange ratio. Based on the results of the calculation by the third-party advisers, Nidec and the Company carefully discussed and negotiated, taking into account their respective financial status, performance trends, stock price trends and other factors as a whole, whereby the both companies decided that the Share Exchange Ratio is reasonable to respective shareholders.

B.	Relationship with Advisers

Both E&Y TAS and Tohmatsu FA are independent from Nidec and the Company. Neither E&Y TAS nor Tohmatsu FA is a related party of either Nidec or the Company or has any material interest in the Share Exchange that needs to be described.

C.	Overview of Calculation

Because the common stocks of Nidec and the Company are listed on the Tokyo Stock Exchange and market prices are available, E&Y TAS calculated values of Nidec and the Company using the market price method. Additionally, E&Y TAS used the discounted cash flow (“DCF”) method to reflect future business activities of both companies to the valuation. In applying the market price method, E&Y TAS used April 21, 2014 as the reference date for the calculation, and to eliminate such factors as temporary fluctuations of share prices and to reflect the most recent information to the extent possible, the period between the day immediately following announcements of Nidec’s summary of financial statements for the third quarter of the fiscal year ended March 31, 2014 and revisions to its earnings results and the Company’s summary of financial statements for the third quarter of the fiscal year ended March 31, 2014 on January 22, 2014 and the reference date as the applied period. E&Y TAS set the calculation range based on the average closing prices during the applied period. In applying the DCF method to Nidec, E&Y TAS evaluated the shares by discounting the cash flow based on Nidec’s financial forecasts for the fiscal years ending March 31, 2015 and March 31, 2016 to the present value at certain rates. The discount rates are from 4.6% to 6.2%. The perpetual growth rate method is applied to calculate the going concern value and the perpetual growth rate is 0.6% based on the interest rate of new ten-year Japanese government bonds. The financial forecasts used as the basis of the calculation include a target to achieve significant increase of revenue and profit by mid-term strategic plan in the fiscal year ending March, 2016, mainly due to the inclusion of efforts in the markets of products with high growth-rates through the conversion of the business portfolio. With respect to the Company, E&Y TAS evaluated the shares by discounting the cash flow based on the Company’s financial forecasts for the fiscal years ending March 31, 2015 and March 31, 2016 to the present value at certain rates. The discount rates are from 9.2% to 10.5%. The perpetual growth rate method is applied to calculate the going concern value and the perpetual growth rate is set as 0.6% based on the interest rate of new ten-year Japanese government bonds. The financial forecasts used as the basis of the calculation do not include any fiscal year which expects significant increase or decrease of profits. The financial forecasts of both companies do not include the consummation of the Share Exchange.

Set forth below are ranges of the share exchange ratio which E&Y TAS calculated based on each method(the number of Nidec common stocks to be allocated in exchange for each share of the Company’s common stock):

Method Used	Range of Share Exchange Ratio
Market price method	0.183~0.267
DCF method	0.153~0.246

In calculating the Share Exchange Ratio, E&Y TAS generally used information provided by both companies, information obtained from management interview, etc. and information publicly available as is under the assumption that all such material and information was accurate and complete and that there is no undisclosed fact that may materially affect the calculation of the Share Exchange Ratio. E&Y TAS did not independently verify the accuracy or completeness of the information. In addition, with regard to assets and liabilities (including contingent liabilities) of both companies and their respective affiliates, E&Y TAS did not conduct an independent evaluation, appraisal or assessment, including any evaluation or analysis of each asset or liability, and did not request any such evaluation or appraisal from any third party. E&Y TAS also assumed that the financial forecasts of both companies were reasonably prepared by the managements of both companies based on their best estimate and judgment available at the time.

Tohmatsu FA calculated values of the Company and Nidec using the market price method because both companies are listed on the Tokyo Stock Exchange and market prices are available. Additionally, Tohmatsu FA used the DCF method to reflect future business activities of both companies. In applying the market price method, Tohmatsu FA used April 21, 2014 as the reference date for the calculation, and referred to the average closing prices during each period of one week, one month, three months and six months before the reference date(for Nidec, the closing prices are from the Tokyo Stock Exchange). In applying the DCF method to Nidec, Tohmatsu FA evaluated the shares by discounting the cash flow based on Nidec’s financial forecasts for the fiscal years ending March 31, 2015 and March 31, 2016 to the present value at certain rates. The discount rates are from 4.7% to 6.7%. The perpetual growth rate method is applied to calculate the going concern value and the perpetual growth rates are set from -1.0% to 1.0%. The financial forecasts used as the basis of the calculation include a target to achieve significant increase of revenue and profit by mid-term strategic plan in the fiscal year ending March, 2016, mainly due to the inclusion of efforts in the markets of products with high growth-rates through the conversion of the business portfolio. For the Company, Tohmatsu FA evaluated the shares by discounting the cash flow based on the Company’s financial forecasts for the fiscal years ending March 31, 2015 and March 31, 2016 to the present value at certain rates. The discount rates are from 9.3% to 11.3%. The perpetual growth rate method is applied to calculate the going concern value and the perpetual growth rates are set from -1.0% to 1.0%.The financial forecasts used as the basis of the calculation do not include any fiscal year which expects significant increase or decrease of profits. The financial forecasts of both companies do not include the consummation of the Share Exchange.

Set forth below are ranges of the share exchange ratio which Tohmatsu FA calculated based on each method (the number of Nidec common stocks to be allocated in exchange for each share of the Company’s common stock):

Method Used	Range of Share Exchange Ratio
Market price method	0.212~0.232
DCF method	0.156~0.243

In calculating the Share Exchange Ratio, Tohmatsu FA generally used information provided by both companies, information obtained from management interview, etc. and information publicly available as is under the assumption that all such material and information was accurate and complete and that there is no undisclosed fact that may materially affect the calculation of the Share Exchange Ratio. Tohmatsu FA did not independently verify the accuracy or completeness of the information. In addition, with regard to assets and liabilities (including contingent liabilities) of both companies and their respective affiliates, Tohmatsu FA did not conduct an independent evaluation, appraisal or assessment, including any evaluation or analysis of each asset or liability, and did not request any such evaluation or appraisal from any third party. Tohmatsu FA also assumed that the financial forecasts of both companies were reasonably prepared by the managements of both companies based on their best estimate and judgment available at the time.

As described in d. (i) “Measures to Ensure Fairness” below, Tohmatsu FA, based on the request from the Company, submitted a written opinion (fairness opinion) dated April 21, 2014 to the board of directors of the Company to the effect that the Share Exchange Ratio is fair from the financial perspective to the shareholders of the Company other than the Company’s controlling shareholders, etc. (as defined as “controlling shareholders and others prescribed by the Enforcement Rules” in Article 441-2 of the Securities Listing Regulations of the Tokyo Stock Exchange and Article 436-3 of the Enforcement Rules: hereinafter the same applies) based on assumptions described above and other certain assumptions.

Nidec and the Company negotiated and discussed with each other in good faith, carefully considering the above calculations, and have determined and agreed that the Share Exchange Ratio was reasonable.

b.	Matters relating to the appropriateness of the amounts of Nidec’s capital and reserves

The amounts of Nidec’s capital and reserves to be increased in conjunction with the Share Exchange are set forth below.

Capital:	Zero (0) yen
Capital reserves:	Amount of change in shareholder’s equity stipulated in Article 39 of the Corporate Accounting Rules

Retained earnings reserve: Zero (0) yen

The above was set in accordance with the Corporate Accounting Rules and other fair accounting standards and determined to be appropriate from the perspective of implementing flexible capital measures.

c.	Reasons for selecting Nidec common stock as the share exchange consideration

The Company and Nidec selected the common stock of Nidec, which will become the wholly-owning parent company of the Company, as a consideration for the Share Exchange. The Company and Nidec determined that Nidec common stock is appropriate as the consideration for the Share Exchange for the following reasons.

(i)	Nidec shares are listed on the Tokyo Stock Exchange and the New York Stock Exchange and can be traded on these exchanges even after the Share Exchange.

(ii)	By accepting Nidec shares, the shareholders will be able to enjoy the benefits created from integration effects including higher efficiency and an expansion of business results associated with the Company becoming a wholly-owned subsidiary of Nidec through the Stock Exchange.

d.	Consideration so as not to harm the interests of the Company shareholders other than Nidec

(i)	Measures to Ensure Fairness

Because Nidec currently holds 65.57% of the total outstanding shares of the Company’s common stock by a direct possession or through a trust for retirement benefits, Nidec and the Company determined that measures should be taken to ensure the fairness of the Share Exchange.

Accordingly, in order to ensure the fairness of the share exchange ratio to be applied in the Share Exchange, Nidec requested a third-party adviser, E&Y TAS, to calculate the ratio. Nidec also negotiated and discussed with the Company in good faith, carefully considering the above calculations, and determined by resolution at a meeting of its board of directors held on April 22, 2014 to enter into the Share Exchange based on the Share Exchange Ratio.

While Nidec received from E&Y TAS a calculation report regarding the Share Exchange Ratio, Nidec has not obtained a written opinion (fairness opinion) to the effect that the Share Exchange Ratio was fair to Nidec from the financial perspective.

In order to ensure the fairness of the Share Exchange Ratio to be applied in the Share Exchange, the Company requested a third-party adviser, Tohmatsu FA, to calculate the ratio. The Company also negotiated and discussed with Nidec in good faith, carefully considering the above calculations, and determined by resolution at a meeting of its board of directors held on April 22, 2014 to enter into the Share Exchange based on the Share Exchange Ratio.

In addition, as an opinion that the Share Exchange Ratio is not disadvantageous to minority shareholders, the board of directors of the Company received a written opinion (fairness opinion) dated April 21, 2014 from Tohmatsu FA to the effect that the Share Exchange Ratio is fair from the financial perspective to the shareholders of the Company other than the Company’s controlling shareholders, etc. under certain assumptions and qualifications.

Moreover, Nidec engaged Oh-Ebashi LPC & Partners and the Company engaged Nagashima Ohno & Tsunematsu as their respective legal advisers, and received legal advices regarding steps and procedures of resolutions of board of directors, including procedures for the Share Exchange.

(ii)	Measures to Avoid Conflicts of Interest

Mr. Shigenobu Nagamori, Chairman of the Board, President and Chief Executive Officer of Nidec, Mr. Akira Sato, Member of the Board and Executive Vice President of Nidec, and Mr. Yoshihisa Kitao, Vice President of Nidec concurrently serve as members of the board of the Company. In addition, Messrs. Ryuichi Tanabe and Tetsuo Inoue, Full-Time Auditor of Nidec and Mr. Takuto Yasui, Vice President of Nidec, serve as auditors of the Company. In light of all the above persons holding concurrent positions, to avoid conflicts of interest, neither of Messrs. Shigenobu Nagamori nor Akira Sato participated in the discussions or resolutions concerning the Share Exchange by the board of directors of Nidec. None of Messrs. Shigenobu Nagamori, Akira Sato and Yoshihisa Kitao participated in the discussions or resolutions concerning the Share Exchange by the board of directors of the Company or in the negotiations or discussions with Nidec as officers from the Company. Similarly, Messrs. Ryuichi Tanabe and Tetsuo Inoue neither participated in the discussions concerning the Share Exchange by Nidec’s board of directors nor expressed any opinion thereof. Messrs. Ryuichi Tanabe, Tetsuo Inoue and Takuto Yasui neither participated in the discussions concerning the Share Exchange by the Company’s board of directors nor expressed any opinion thereof.

Moreover, at a meeting of the Company’s board of directors, Mr. Jiichi Kunimatsu, who is an independent officer as provided in the rules of the Tokyo Stock Exchange and an Outside Auditor having no interest in Nidec has expressed no objection against the execution of the Share Exchange Agreement.

(2)	Reference matters concerning the exchange consideration

a.	Provisions of Nidec’s Articles of Incorporation

Nidec’s Articles of Incorporation are posted on the Company’s Website (http://www.nidec-read.co.jp/) in accordance with laws and regulations and Article 15 of the Company’s Articles of Incorporation.

b.	Matters relating to the method of conversion of the exchange consideration

(i)	Markets trading the exchange consideration

Tokyo Stock Exchange, First Section

New York Stock Exchange

(ii)	Securities companies acting as an intermediary, broker or agent for the transaction of the exchange consideration

Various securities companies

(iii)	Details of restrictions on transfer or other disposal of the exchange consideration

N/A

c.	Matters relating to the market value of the exchange consideration

Concerning the Nidec shares as consideration for the Share Exchange, with the date immediately prior to the date of execution of the Share Exchange Agreement as the record date, the average closing market prices in the Tokyo Stock Exchange during the previous one-month, three-month and six-month periods from the record date are set forth below.

One-month period	Three-month period	Six-month period
6,015 yen	6,004 yen	5,440 yen

Note:	On April 1, 2014, Nidec implemented a stock split and each of the shares held by shareholders recorded in the final register of shareholders as of March 31, 2014 was split into two shares. The average closing market prices indicated in the above table are calculated assuming that the stock split took effect six months prior to the execution of the Share Exchange Agreement.

Additional detailed information can be found on the following website.

http://www.tse.or.jp/

d.	Content of Nidec’s balance sheets for each fiscal year that ended during the previous five years

Nidec has submitted securities reports, and accordingly, this information is omitted here.

(3)	Matters relating to the appropriateness of the provisions of the Share Exchange concerning share warrants

N/A

(4)	Matters relating to financial statements

a.	Details of Nidec’s financial statements for the most recent fiscal year

Nidec’s financial statements for the most recent fiscal year are posted on the Company’s Website (http://www.nidec-read.co.jp/) in accordance with laws and regulations and Article 15 of the Company’s Articles of Incorporation.

b.	Details of events occurring after the end of the most recent fiscal years of the parties involved in the share exchange that materially impact corporate assets

(i)	The Company

N/A

(ii)	Nidec

A.	Stock Split

Nidec implemented a two-for-one split of its common stock, effective April 1, 2014, in accordance with the resolution of the meeting of its board of directors held on March 8, 2014.

a.	Purposes of the Stock Split

Nidec has decided to implement the stock split to enhance the liquidity of Nidec’s common stock and expand its investor base by reducing the trading price per share of Nidec’s common stock.

b.	Method of the Stock Spit

Each of the shares of Nidec’s common stock held by shareholders included or recorded in the final register of shareholders as of the record date of March 31, 2014 (Monday) will be split into two shares.

c.	Increase in Number of Shares in Connection with the Stock Split

Total issued shares prior to stock split:	145,075,080 shares
Increase in shares in connection with stock split:	145,075,080 shares
Total issued shares following stock split:	290,150,160 shares
Total number of shares authorized to be issued following stock split:	960,000,000 shares

The amounts shown below reflect the values per share after the Stock Split, assuming that it was implemented at the beginning of the fiscal year ended March 31, 2014.

Shareholders’ equity per share:	836.70 yen
Net income per share:	19.07 yen

B.	A Share Exchange Agreement between Nidec and Nidec Copal Electronics Corporation

The boards of directors of Nidec and Nidec Copal Electronics Corporation (“Nidec Copal Electronics”) adopted resolutions at their respective meetings held on April 22, 2014 to enter into a share exchange transaction with Nidec becoming the wholly-owning parent company of Nidec Copal Electronics and Nidec Copal Electronics becoming the wholly-owned subsidiary of Nidec. On the same day, Nidec and Nidec Copal Electronics executed a share exchange agreement.

1. Purpose of the Share Exchange	The share exchange aims to implement the group management under a more efficient and agile decision-making framework, share the management resources of the two companies and improve the efficiency of investment through further enhancing the alliance with Nidec.

2. Method and Time of the Share Exchange	As a result of the share exchange, Nidec is expected to become the parent company owning all of the outstanding shares in Nidec Copal Electronics, and Nidec Copal Electronics is expected to become a wholly owned subsidiary of Nidec. The share exchange is expected to become effective on October 1, 2014, subject to approval by Nidec Copal Electronics’ shareholders at an ordinary general meeting scheduled to be held on June 20, 2014. Nidec intends to use a simplified share exchange procedure in accordance with Article 796, Paragraph 3, of the Companies Act, without obtaining the approval of its shareholders for the Share Exchange.

3. Ratio Applied to the Allocation of Shares	For each share of Nidec Copal Electronics’ common stock, 0.138 shares of Nidec common stock will be allocated. In the event of a significant change to the factors and assumptions used for calculating the ratio, the above share exchange ratio may be modified upon the agreement of Nidec and Nidec Copal Electronics.

4. Number of Nidec Shares Allocated in the Share Exchange

Nidec expects to allocate 3,160,584 shares (tentative) of its common stock in the share exchange. Nidec intends to use shares of its common stock held in treasury and does not intend to issue any new shares for the share exchange.

Nidec implemented a two-for-one split of its common stock, effective April 1, 2014.

The number of Nidec shares allocated in the share exchange is calculated on a post-split basis.

Attachment: Share Exchange Agreement

Share Exchange Agreement

Nidec Corporation (“Nidec”) and Nidec-Read Corporation (“Nidec-Read”) hereby enter into this Share Exchange Agreement (this “Agreement”).

Article 1: Share Exchange

Nidec and Nidec-Read shall execute a share exchange (the “Share Exchange”) with Nidec becoming the wholly-owning parent company of Nidec-Read and Nidec-Read becoming the wholly-owned subsidiary of Nidec in accordance with this Agreement, and Nidec will acquire all outstanding shares of Nidec-Read pursuant to the Share Exchange.

Article 2: Trade Names and Addresses of Nidec and Nidec-Read

The trade names and addresses of Nidec and Nidec-Read are as set forth below.

(1)	Nidec

1.	Trade name: Nidec Corporation

2.	Address: 338 Tonoshiro-cho, Kuze, Minami-ku, Kyoto

(2)	Nidec-Read

1.	Trade name: Nidec-Read Corporation

2.	Address: 10 Tsutsumisoto-cho, Nishikyogoku, Ukyo-ku, Kyoto

Article 3: Effective Date

The effective date of the Share Exchange shall be October 1, 2014; provided, however, that the effective date may be modified upon consultations between Nidec and Nidec-Read if necessary based on the progress of the Share Exchange procedures in accordance with Article 790 of the Companies Act. In this case, Nidec-Read shall give public notice of the modified effective date by the day before the pre-modification effective date (if the modified effective date is before the pre-modification effective date, then the modified effective date).

Article 4: Matters relating to the Number of Shares Granted and Allocation of Shares Pursuant to the Share Exchange

1.	When executing the Share Exchange, in exchange for Nidec-Read common stock, Nidec shall grant Nidec common stock equal to the number of Nidec-Read common shares owned multiplied by 0.243 (fractions less than one share shall be rounded down) to Nidec-Read shareholders of record (excluding Nidec; referred to as “Shareholders at the Reference Time”) immediately prior to the acquisition of all Nidec-Read issued shares by Nidec pursuant to the Share Exchange (the “Reference Time”).

2.	When executing the Share Exchange, Nidec shall allocate the Nidec common stock to Shareholders at the Reference Time at a rate of 0.243 shares of Nidec common stock for each one share of Nidec-Read common stock owned.

3.	When executing the Share Exchange, if any of Nidec-Read shareholder receives fractional shares of less than one share of Nidec common stock as a result of allocation pursuant to the preceding subsection at the Reference Time, Nidec shall handle such fractional shares in accordance with Article 234 of the Companies Act.

Article 5: Matters relating to Capital and Reserves

The amounts of Nidec’s capital and reserves to be increased in conjunction with the Share Exchange are set forth below.

Capital:	Zero (0) yen
Capital reserves:	Amount of change in shareholder’s equity stipulated in Article 39 of the Corporate Accounting Rules

Retained earnings reserve: Zero (0) yen

Article 6: Approval Procedures

1.	Pursuant to Article 796, Paragraph 3 of the Companies Act, Nidec shall execute the Share Exchange without obtaining approval of this Agreement by resolution of its general shareholders meeting; provided, however, that if approval of Nidec’s general shareholders meeting is required pursuant to Article 796, Paragraph 4 of the Companies Act, Nidec shall seek approval of this Agreement and the adoption of resolutions concerning necessary matters from its general shareholders meeting by the day before the effective date.

2.	Nidec-Read shall seek approval of this Agreement and the adoption of resolutions concerning matters necessary for the Share Exchange at its ordinary general shareholders meeting scheduled for June 17, 2014; provided, however, that this may be modified upon consultation between Nidec and Nidec-Read if necessary according to the progress of the Share Exchange procedures.

Article 7: Handling of Treasury Shares

Nidec-Read shall cancel all treasury shares (including any treasury shares acquired from dissenting shareholders exercising their purchase demand rights in connection with the Share Exchange pursuant to Article 785, Paragraph 1 of the Companies Act) that it holds as of the Reference Time effective as of the Reference Time by resolution of Nidec-Read’s board of directors adopted at a meeting to be held by the day before the effective date.

Article 8: Management of Corporate Assets

Nidec and Nidec-Read shall conduct operations and manage and administer their assets with the due care of a good manager from the day of execution of this Agreement until the day before the effective date of the Share Exchange, and any conduct that will have a material impact on those assets and rights and duties shall be performed upon consultation and agreement between Nidec and Nidec-Read.

Article 9: Modification of the Share Exchange Conditions and Cancellation of this Agreement

If during the period from the date of execution of this Agreement until the day before the effective date of the Share Exchange any material changes to the assets or management status of Nidec or Nidec-Read occur, any circumstances that would materially impede execution of the Share Exchange occur, or it otherwise becomes difficult to achieve the objectives of this Agreement, upon consultation between Nidec and Nidec-Read, the share exchange conditions may be modified or this Agreement may be canceled.

Article 10: Effectiveness of this Agreement

If any lawful institutional decisions of Nidec or Nidec-Read specified in Article 6 or permits, licenses, registrations, approvals, and the like from the competent authorities necessary for the execution of the Share Exchange cannot be obtained, this Agreement shall cease to be effective.

Article 11: Consultation Matters

Further to the provisions of this Agreement, Nidec and Nidec-Read shall engage in consultations and make a determination in accordance with the intent of this Agreement concerning any necessary matters relating to the Share Exchange.

IN WITNESS WHEREOF, this Agreement shall be prepared in duplicate, and following execution by Nidec and Nidec-Read, each shall retain one copy.

April 22, 2014

Nidec:

Nidec Corporation

338 Tonoshiro-cho, Kuze, Minami-ku, Kyoto

By: Shigenobu Nagamori, Chairman of the Board, President and Chief Executive Officer

Nidec-Read:

Nidec-Read Corporation

10 Tsutsumisoto-cho, Nishikyogoku, Ukyo-ku, Kyoto

By: Michio Kaida, President and COO

Prosed Resolution 2: Election of seven Directors

Upon closing of the general meeting, the following seven Directors’ terms will expire. Accordingly, Nidec-Read requests for the appointment of new seven Directors. Following individuals are candidates.

Candidate number	Name (Birth date)	Brief personal history, Position in Nidec-Read, Business in charge (State of important concurrent jobs)		Shareholding of Nidec-Read shares
		July 1973	Established Nidec Corporation Representative Director, President, Chief Executive Officer of Nidec Corporation (current position)
		March 1997	Chairman of the Board of Nidec-Read Corporation (current position)

State of important concurrent positions

Nidec Corporation, Representative Director, Chief Executive Officer

Nidec Sankyo Corporation, Chairman of the Board

Nidec Copal Electronics Corporation, Chairman of the Board

Nidec-Shimpo Corporation, Chairman of the Board

[Position and business in charge of the parent company or its subsidiaries over the past five years]

Sankyo Seiki Mfg. Co., Ltd. (current Nidec Sankyo Corporation)

		June 2009	Retirement of Representative Director and Chairman of the Board
		June 2009	Chairman of the Board (current position)
Nissin Koki Co., Ltd. (changed to Nidec Nissin Corporation on Oct.1, 2005) (Absorbed and merged by Nidec Sankyo Corporation on Sept. 30, 2012)
1	Shigenobu Nagamori (August 28, 1944)	Sept. 2012	Retirement of Representative Director and Chairman of the Board	750,000 shares
Nidec Techono Motor Holding Corp. (current Nidec Techno Motor Corp.)
		Sept. 2009	Board Member
		March 2012	Retirement of Board Member
Nidec Shibaura Corp. (Absorbed and merged by Nidec Techno Motor Holding Corp. (current Nidec Techno Motor Corp.) on April 1, 2011)
		Sept. 2009	Retirement of Board Member
Nidec Power Motor Corp. (Absorbed and merged by Nidec Techno Motor Holding (current Nidec Techno Motor Corp.) on Mar. 21, 2011)
		Sept. 2009	Retirement of Board Member
Nidec Copal Electronics Corporation
		Sept. 2004	Chairman of the Board (current position)
Nidec Tosok Corporation
		June 2013	Retirement of Chairman of the Board
Nidec-Shimpo Corporation
		June 2013	Chairman of the Board (current position)
Nidec-Kyori Corp. (absorbed and merged by Nidec-Shimpo Corporation on April 1, 2012)
		April 2011	Chairman of the Board
		July 2011	Retirement of Chairman of the Board Board Member
		March 2012	Retirement of Board Member

Candidate number	Name (Birth date)	Brief personal history, Position in Nidec-Read, Business in charge (State of important concurrent jobs)		Shareholding of Nidec-Read shares
Japan Servo Co., Ltd. (Current Nidec Servo Corporation)
		March 2012	Retirement of Chairman of the Board
		April 2012	Board Member
		June 2013	Retirement of Board Member
Nidec Seimitsu Corporation
		July 2011	Representative Director and Chairman of the Board
		Feb. 2012	Retirement of Representative Director and Chairman of the Board
Board Member
		June 2013	Retirement of Board Member
Nidec Motors & Actuators Corporation
		Dec. 2006	Board Member
		June 2013	Retirement of Board Member
Nidec Copal Corporation
		June 2013	Retirement of Chairman of the Board
Sankyo Logistics Corporation (current Nidec Logistics Corporation)
		June 2009	Retirement of Chairman of the Board
Nidec Machinery Corporation
		Oct. 2009	Retirement of Representative Director and Chairman of the Board
Nidec Motor Holdings Corporation
		Oct. 2010	Representative Director and Chairman of the Board
		June 2013	Retirement of Representative Director and Chairman of the Board
Nidec US Holdings Corporation
		Sept. 2012	Chairman of the Board
		June 2013	Retirement of Chairman of the Board
Nidec Motor Corporation
		August 2010	Chairman of the Board
		June 2013	Retirement of Chairman of the Board

		April 1979	Joined Nidec-Read Corporation
		April 1991	Sales Manager
		June 1993	Director
		June 1996	Managing Director
2	Michio Kaida (September15, 1956)	June 2001	Senior Managing Director	100,000 shares
		April 2003	Representative Director of the Board and President (current position)
(Important concurrent positions)
Chairman of the Board of Nidec-Read Taiwan Corporation
Chairman of the Board of Nidec-Read (Zhejiang) Corporation

Candidate number	Name (Birth date)	Brief personal history, Position in Nidec-Read, Business in charge (State of important concurrent jobs)		Shareholding of Nidec-Read shares
		April 1975	Joined the Sumitomo Bank Ltd. (current Sumitomo Mitsui Banking Corporation)
		Aug. 2001	Joined Nidec Corporation
		May 2002	Manager to Nidec-Read’s president
		June 2002	Managing Director
3	Tadashi Matsumoto (August 11, 1952)	June 2008	Director and First Senior Executive Officer (current position)	10,000 shares
		January 2009	General Manager of Control Division (current position)
[Positions and in charge in the parent company and its subsidiary over the past five years]
Nidec Corporation
		June 2010	Advisor

		April 1978	Joined Nidec-Read Corporation
4	Masahiro Kawata (August 24, 1957)	Oct. 2004	General Manager of Sales Division (current position)	60,200 shares
		June 2005	Director
		June 2008	Director and Executive Officer (current position)

		Aug. 1983	Joined Nidec-Read Corporation
		Nov. 2000	Manager of Development Department
		June 2008	Executive Officer (current position)
5	*Munehiro Yamashita (December 22, 1960)	April 2011	General Manager of Development Division (current position)	8,000 shares
		Jan. 2013	Manager of Device Development Department (current position)

		April 1977	Joined Nissan Motor Co., Ltd.
		April 2002	Executive Officer of Nissan
		Jan. 2012	Joined Nidec Corporation, Senior Managing Executive Officer
		June 2012	Auditor of Nidec-Read Corporation
		June 2012	Nidec Corporation, Board Member and First Senior Vice President
		April 2013	Nidec Corporation, Board Member and Executive Vice President (current position)
		June 2013	Nidec-Read, Director (current position)
[Important concurrent positions]
Nidec Corporation, Board Member and Executive Vice President
Nidec Copal Corporation, Representative and Chairman of the Board
6	Akira Sato (November 2, 1954)	[Positions and in charge in the parent company or its subsidiaries over the past five years]		– share
Nidec Sankyo Corporation
		June 2012	Director (current)
Nidec Techno Moor Corporation
		April 2012	Auditor
		June 2013	Retirement of Auditor Director (current position)
Nidec Copal Electronics Corporation
		June 2012	Director (current position)
Nidec Tosok Corporaiton
		June 2012	Director (current position)
Nidec-Shimpo Corporation
		June 2012	Auditor
		June 2013	Retirement of Auditor
Director (current position)

Candidate number	Name (Birth date)	Brief personal history, Position in Nidec-Read, Business in charge (State of important concurrent jobs)		Shareholding of Nidec-Read shares
Nidec Servo Corporation
		June 2013	Director (current position)
Nidec Seimitsu Corporation
		June 2012	Director (current position)
Nidec Copal Corporation
		June 2012	Director (current position)
		April 2014	Representative Director and Chairman (current position)

		April 1982	Joined the Sumitomo Bank, Ltd. (current Sumitomo Mitsui Banking Corporation)
		April 2012	Joined Nidec Corporation
		July 2012	Control Manager of the affiliated company of Nidec Corporation (current position)
		April 2013	Nidec Corporation, Executive Officer (current position)
		June 2013	Director of Nidec-Read Corporation (current position)
[Important concurrent positions]
Nidec Corporation, Executive Officer
[Positions and in charge in the parent company and its subsidiary over the past five years]
Nidec Sankyo Corporation
		June 2013	Director (current position)
Nidec Techno Moor Corporation
		Dec. 2012	Auditor
7	Yoshihisa Kitao (March 14, 1960)	June 2013	Retirement of Auditor Director (current position)
Nidec Copal Corporation
		June 2013	Director (current position)
		Nidec Tosok Corporation		– share
		June 2013	Director (current position)
Nidec-Shimpo Corporation
		June 2013	Director (current position)
Nidec Elesys Corporation
		March 2014	Auditor (current position)
Nidec Servo Corporation
		June 2013	Director (current position)
Nidec Seimitsu Corporation
		June 2013	Director (current position)
Nidec Copal Corporation
		June 2013	Director (current position)
Nidec Logistics Corporation
		June 2013	Director (current position)
Nidec Machinery Corporation
		June 2013	Director (current position)
Nidec Global Service Corporation
		June 2013	Director (current position)

(Notes)

1.	Mr. Shigenobu Nagamori, a candidate for Director, is at the concurrent position of Representative Director of Nidec Corporation. Nidec-Read has transactions with Nidec Corporation such as CMS transactions, property rent, and other deals.
2.	Mr. Akira Sato and Mr. Yoshihisa Kitao are candidates for Outside Director.
3.	Reasons for electing Outside Directors

Mr. Akira Sato is a seasoned business manager with a global view backed by the international experience of managing overseas subsidiaries and associates of other corporations before joining Nidec-Read. Nidec-Read believes that his knowledge and experience would contribute to strengthening the Nidec-Read management, and therefore he is recommended for the position of Outside Director. He is currently Outside Director. The term for both Outside Director and Outside Auditor is specified as one year, and his term expires upon closing of the general meeting.

Mr. Yoshihisa Kitao is currently at the positions of Vice President and Control Manager in charge of affiliated companies of Nidec Corporation, serving as an advisor on business management for the Nidec Group companies. His advice backed by the depth of experience and knowledge is valuable to Nidec-Read, and therefore he is recommended for Outside Director. He is currently Outside Director and his term expires upon closing of the general meeting.

4.	Executive Officer of a company with special relationship

Mr. Akira Sato and Mr. Yoshihisa Kitao are respectively taking concurrent positions of Nidec Corporation, which is the parent company of Nidec-Read and the business entity with a special relationship. Mr. Akira Sato is the Board Member and Executive Vice President and Mr.Yoshihisa Kitao is Executive Officer of Nidec Corporation.

5.	Nidec-Read has no special conflict of interest with candidates other than Mr. Akira Sato and Mr. Yoshihisa Kitao.
6.	* indicates a newly elected candidate.
7.	In addition to the above “Brief personal history, Position and business in charge at Nidec-Read (State of important concurrent jobs)”, the state of each candidate’s being in charge and important concurrent position is also provided in the part of “1. State of Director and Auditor, of IV Matters concerning Directors and Auditors.”

Proposed Resolution 3: Election of one Auditor

Upon closing of the general meeting, the term of Auditor, Mr. Jiichi Kunimatsu, will expire. Accordingly, Nidec-Read requests the election of one Auditor. This agenda was already concurred by the Board of Auditors. The following individual is a candidate.

Name (Birth date)	Brief personal history, Positions at Nidec-Read (State of important concurrent jobs)	Shareholding of Nidec- Read shares
Jiichi Kunimatsu (June 8,1957)

April 1988: Registered with the Kyoto Bar Association

April 1988: Joined Himeno Lawyer’s Office

April 1994: Established Kunimatsu Lawyer’s Office, Representative (current position)

June 2010: Auditor of Nidec-Read Corporation (current position) [State of important concurrent jobs]

Representative of Kunimatsu Lawyer’s Office

– share

(Notes)

1.	Mr. Jiichi Kunimatsu is a candidate for Outside Auditor and also for Independent Director in accordance with the rule of the Tokyo Stock Exchange.
2.	Reason for electing the candidate for Outside Auditor

Although he has not directly engaged in management of companies, he works vigorously as a successful lawyer, and Nidec-Read expects his highly technical advice from legal perspective would be valuable to Nidec-Read’s maintaining management soundness, strengthening corporate governance, and executing business operation properly. Mr. Kunimatsu is currently at the position of Independent Director as specified by the Tokyo Stock Exchange. Nidec-Read appointed him at that position, assessing that he is free from the risks of conflict of interest with general shareholders, as neither he nor his family members was and is subject to any one of the following items: (1) a person who executes business at Nidec-Read or its affiliated companies; (2) a business counterpart whose main customer is Nidec-Read, or a person who executes business at the counterpart; (3) a business counterpart that Nidec-Read deals with as a major client, or a person who executes business at the counterpart; (4) a consultant who is paid large amount of cash or assets as compensation other than Director’s remuneration; and (5) a major shareholder of Nidec-Read. Mr. Kunimatsu has served as Outside Auditor for four years and his tenure will expire upon closing of the general meeting.

3.	There are no special interests between Nidec-Read and the candidate.

###

Venue Map for Ordinary General Shareholders Meeting

Location: 1 Taimatsu-cho, Shiokoji-sagaru, HigashiHorikawa-dori, Shimogyo-ku, Kyoto

                Momiji room, 2nd floor, RIHGA Royal Hotel Kyoto

-	A seven minutes’ walk westward from JR Kyoto Station

-	Complimentary shuttle bus service

The shuttle leaves daily, every 15 minutes, from the Shinkansen Hachijo exit on the first floor of JR Kyoto station.